As Filed with the Securities and Exchange Commission on February 28, 2002
Registration No. 333-81972

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4/A

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ingles Markets, Incorporated

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	5411	56-0846267
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 6676

Asheville, North Carolina 28816
(828) 669-2941
(Address, Including Zip Code, and Telephone Number, including Area Code, of
Registrant’s Principal Executive Offices)

Brenda S. Tudor

Chief Financial Officer
Ingles Markets, Incorporated
P.O. Box 6676
Asheville, North Carolina 28816
(828) 669-2941
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Elizabeth Hardy Noe, Esq. Paul, Hastings, Janofsky & Walker LLP 600 Peachtree Street, N.E., Suite 2400 Atlanta, Georgia 30308 (404) 815-2400	Valerie Jacob, Esq. Stuart Gelfond, Esq. Fried, Frank, Harris, Shriver & Jacobson One New York Plaza New York, New York 10004 (212) 859-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL INFORMATION
SUMMARY
The Exchange Offer
RISK FACTORS
FORWARD LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF THE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
Computation of Earnings to Fixed Changes
Consent of Ernst & Young LLP

$250,000,000

OFFER TO EXCHANGE

8 7/8% Senior Subordinated Notes Due 2011
Registered under the
Securities Act of 1933
for any and all outstanding
8 7/8% Senior Subordinated Notes Due 2011
of

Ingles Markets, Incorporated

Terms of Exchange

•	The exchange offer will expire at 5:00 P.M., New York City time, on April 5, 2002, unless extended.

•	Tenders of outstanding notes may be withdrawn any time prior to 5:00 p.m. on the business day prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The terms of notes to be issued in exchange for the currently outstanding notes are substantially identical to the outstanding notes, except for certain transfer restrictions and registration rights relating to the outstanding notes.

•	No public market exists for the outstanding notes or the new notes. We do not intend to list the new notes on any securities exchange or to seek approval for quotation through any automated quotation system.

      See “Risk Factors” beginning on page 8 for a discussion of certain factors that should be considered by holders who tender their original notes in the exchange offer and by purchasers of the notes from persons eligible to use this prospectus for resale.

      These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2002.

ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-4 (File No. 333-81972). This prospectus, which forms part of this registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy at prescribed rates any document we file at the SEC’s public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices at 3475 Lenox Road, N.E., Suite 1006, in Atlanta, Georgia 30326-1232. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov.

      Our principal executive offices are located at 1560 Highway 70 East, Asheville, North Carolina 28711. Our telephone number is (828) 669-2941. Our website address is www.ingles-markets.com. Information on our web site is not part of this prospectus.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. This prospectus incorporates by reference our Annual Report on Form 10-K for the year ended September 29, 2001 that we have previously filed with the SEC. Our Annual Report on Form 10-K for the year ended September 29, 2001 and the documents described below contain important information about the issuer of the notes.

      We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act prior to the expiration of this exchange offer. If you are a note holder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from: Ingles Markets, Incorporated, Attention: Investor Relations at the address indicated above.

      Our “Ingles” service mark, “Laura Lynn” trademark and our service mark “You get a lot more. You pay a lot less.” are federally registered in the United States pursuant to applicable intellectual property

i

laws and are the property of Ingles. In addition, we use the “Sealtest,” “Light N’ Lively” and “Pet” trademarks pursuant to agreements entered into in connection with our milk, fruit juice and spring water processing and packaging operations.

      Except as otherwise set forth in this prospectus, the term “remodel” refers to both “major” and “minor” remodelings of our stores. A major remodel and expansion provides the quality of facilities and product offerings identical to that of our prototype stores described in this prospectus while minor remodels generally include repainting, remodeling and upgrading of the lighting throughout a store. Additionally, we refurbish existing equipment and add new equipment during both the major and minor remodeling processes.

      Ingles operates on a 52 or 53 week fiscal year ending on the last Saturday in September. Throughout this document, references to fiscal year refer to the fiscal year ending on the last Saturday in September of the referenced year, and all references to the past five fiscal years refer to the five fiscal years ended September 29, 2001. Our comparable store sales discussed in this prospectus are defined as sales by grocery stores in operation for the entire duration of the fiscal periods being compared. Replacement stores and major and minor remodels are included in the comparable store sales calculation.

ii

SUMMARY

      The following summary contains a general discussion of our business and the exchange offer. It likely does not contain all the information that is important to you in making a decision to tender your original notes in exchange for new notes. For a more complete understanding of the exchange offer, you should read this entire prospectus and the other documents to which we refer. As used in this prospectus, all references to “Ingles,” “we,” “us” and all similar references are to Ingles Markets, Incorporated, a North Carolina corporation, and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Our Company

      We are a leading supermarket chain in the Southeast operating 203 supermarkets in Georgia (83), North Carolina (61), South Carolina (31), Tennessee (24), Virginia (3) and Alabama (1). Our strategy is to locate our supermarkets primarily in suburban areas, small towns and rural communities which are either currently experiencing, or which we believe will experience, significant growth or in which we feel our superior store offerings present competitive advantages over the existing store offerings. Our supermarkets offer customers a wide variety of nationally advertised food products, including grocery, meat and dairy products, produce, frozen foods and other perishables, non-food products, including health and beauty care products and general merchandise, as well as quality private label items. In addition, we focus on selling high-growth, high-margin products to our customers through the development of book sections, media centers, floral departments, bakery departments and prepared foods, including delicatessen, sections. Our average supermarket is approximately 45,000 square feet, while our new “prototype” stores are approximately 60,000 to 65,000 square feet. Since opening our first store in 1965, we have developed strong name recognition in our markets and a reputation for combining low overall prices with high levels of quality, customer service and convenience which has contributed to our 37 consecutive years of net sales growth. For the fiscal year ended September 29, 2001, we generated net sales of approximately $1.95 billion and EBITDA of $116.4 million.

      Substantially all of our stores are located within 250 miles of our 780,000 square foot warehouse and distribution center, near Asheville, North Carolina, from which we distribute groceries, produce, meat and dairy products to all of our Ingles stores. Our warehouse supplies our stores with approximately 65% of the goods they sell and we purchase the remaining 35% from third parties. The close proximity of our purchasing and distribution operations to our stores facilitates the timely distribution of consistently high quality meat, produce and other perishable items.

      We own and operate a milk processing and packaging plant that supplies approximately 80% of the milk products sold by our supermarkets, as well as a variety of orange and other fruit juices and bottled water products. By processing these products ourselves, we are able to control the availability and quality of our products. In addition to supplying our stores, our milk processing and packaging plant sells approximately 66% of its products to third-party retailers, food service distributors and grocery warehouses in eight states, which provides us with an additional source of revenue.

      We own and operate 77 shopping centers, 63 of which contain an Ingles supermarket. We also own 72 additional properties that contain a free-standing Ingles store with two more properties currently undergoing major remodels. We have seven additional undeveloped sites suitable for a free-standing store. The majority of land tracts which we own contains additional acreage which may either be sold or developed in the future.

      We have an ongoing renovation and expansion plan to increase the number of stores we have in our target market and to modernize the appearance and layout of our existing stores. Over the past five fiscal years, we have spent approximately $450.0 million to modernize and remodel our existing stores, relocate older stores to larger, more convenient locations and construct new stores in order to maintain the quality shopping experience that our customers expect from Ingles. As part of our renovation and expansion plan, we have begun to operate full-service pharmacies and gas stations at some of our stores.

Industry and Market Overview

      The grocery business in the United States is a stable business. Since 1975, real consumer spending at food retailers has generally experienced annual growth and has not experienced an annual decline of more than 1% in any year. Although as of the end of December 2001, we have experienced some impact from more conservative consumer spending due to economic uncertainty, we generally believe that the potential impact of an economic slowdown on the grocery sector would be mitigated by a shift of consumers from restaurants to supermarkets and from branded products to more profitable private label products. We operate our 203 supermarkets in the Southeast region of the United States, 199 of which are located in Georgia, North Carolina, South Carolina and Tennessee. Over the past several years, these states have grown faster than the United States as a whole in terms of population, employment and per capita personal income. Since substantially all of our existing supermarkets are, and planned new supermarkets will be, in these states, we believe that we will continue to benefit from the economic strength of this region.

      The following table sets forth the percentage growth in certain statistical categories in our principal markets and nationally from 1990 to 2000:

	Georgia	North Carolina	South Carolina	Tennessee	National

Population(1)	26.4%	21.4%	15.1%	16.7%	13.1%
Total employment(2)	36.5%	28.9%	24.3%	26.4%	21.6%
Per capita annual personal income(3)	57.5%	56.5%	51.5%	56.0%	51.5%

(1)	Source: United States Census Bureau

(2)	Source: United States Bureau of Labor Statistics. Data is total, non-farm employment data for January 2001 versus January 1991, seasonally adjusted.

(3)	Source: United States Department of Commerce Bureau of Labor Statistics

Company Strengths

      Recognized Name and Distinctive Image. We have cultivated a distinctive image as an American-owned supermarket chain that provides quality, value and service to its customers under the well-recognized Ingles name. Our shopping experience combines a high level of customer service, convenience-oriented product offerings, and low overall pricing. Our modern stores provide products and services such as home meal replacement items, delicatessens, bakeries, floral departments, media departments, greeting cards and a broad selection of health and beauty care items. In some of our locations, we have recently added full-service pharmacies and gas stations. This “one-stop” shopping concept is particularly important in the smaller, rural markets we serve since the number of local stores and their product offerings may be limited. Along with these factors, we seek to promote customer loyalty by providing quality products at competitive prices with an emphasis on convenient locations and high levels of customer service.

      Regional Focus. Our strategy is to locate our supermarkets primarily in suburban areas, small towns and rural communities which are either currently experiencing, or which we believe will experience, significant growth or in which we feel our superior store offerings present competitive advantages over the existing store offerings. We seek to establish and maintain market leadership and earn attractive, consistent profit margins within our target markets by operating modern, full-service supermarkets in these areas. We believe that our regional focus provides an in-depth knowledge of local consumer preferences and allows for customization of our merchandising, pricing and operational strategies for local demographics and competition. Additionally, our strategy of maintaining the close proximity of our supermarkets to our warehouse and distribution facility and headquarters is intended to promote more efficient supervision of our operations, increased speed and frequency of distribution and lower distribution and transportation costs.

      Modern Store Base. Over the past five fiscal years, we have spent approximately $450.0 million to modernize and remodel existing stores, relocate older stores to larger, more convenient locations and construct new stores. Approximately 50% of our current store base has been either newly built, renovated or remodeled in the last five years. We strive to maintain one of the most modern supermarket chains in the country and cater to the changing lifestyle needs of our customers.

      Extensive Real Estate Portfolio. The purchase, sale and ownership of real estate are important components of our operations, providing both operational and economic benefits. We believe real estate ownership allows us to decrease occupancy costs, maintain flexibility for future store expansion, control the development and management of each property and benefit from value created by developing and operating free-standing supermarkets and shopping centers in smaller markets. Our management team continually reviews our real estate portfolio in order to maximize the utilization and profitability of our owned real estate, as well as our periodic purchases and sales of real estate. As of September 29, 2001, our real estate had a book value of approximately $580.9 million of which approximately $166.6 million is unencumbered under our outstanding indebtedness.

      Management Experience and Depth. Our management team has substantial experience across all operating divisions of our business. On average, our senior management team has approximately 24 years of experience in the supermarket industry including approximately 16 years with Ingles. We believe that our management’s experience in our regional market is an important factor in the continuing success of Ingles. In addition to our senior management team, we have extensive management depth at the corporate, regional and store levels.

Growth Strategy

      Our growth strategy is to focus on increasing revenues and profitability by capitalizing on the following:

      Expand our Store Base Within Our Target Region. We believe that it is important to continue to expand our store base to capture new fill-in opportunities as the population in our region continues to grow. Our current expansion plan features 60,000 to 65,000 square foot prototype stores that have full-service amenities to meet the expanding needs of our customers and enhance our competitive position in our markets. During the past five fiscal years, we opened 56 stores of 59,000 square feet or more which includes major remodels, expansions and replacements. Management continually evaluates opportunities to expand our store base. We believe that there are sufficient attractive opportunities within 250 miles of our warehouse to support continued expansion of our store base.

      Modernize and Expand Existing Stores. We believe that the appearance and features of our stores are an integral component of the customer’s shopping experience. We intend to continue to position ourselves as one of the most modern supermarket chains in the industry. Depending on the size and quality of an existing store, competitive pressures and demographic trends, we complete either a remodel of an existing store or a relocation of a store to a more convenient location. When completing major remodels, we generally expand the size of the store to provide features similar to those in our new prototype stores.

      Continue Profit Expansion Through Improved Product Mix. We believe that customers in our markets are increasingly convenience-oriented and interested in products in our specialty departments, such as prepared foods and home meal replacement items, which typically carry higher margins than other grocery products. We actively promote these specialty department products, including products offered in our delicatessen and bakery departments and media centers. We also continue to focus on increasing sales of our private label “Laura Lynn” and “Ingles Best” brands which typically carry higher gross margins than comparable branded products. Our improved product mix has helped us to increase our gross margins from 23.5% in fiscal 1996 to 26.2% in fiscal 2001.

      Invest in Technology to Enhance Operating Efficiency and Customer Service. In order to improve information systems for our management, simplify employee training and improve efficiency in store operations and to provide our customers with the excellent service that they have come to expect from Ingles, we are pursuing cost-justified investments in technological advancements. We have introduced security measures to reduce theft in our stores and, in some stores, self-check out (which allows one employee to monitor four customers who self-scan their merchandise for check out) to improve labor efficiency.

The Exchange Offer

      On December 11, 2001, we completed the private offering of $250,000,000 of our 8 7/8% Senior Subordinated Notes due 2011. We entered into an exchange and registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 180 days of the issuance of the outstanding notes. In the exchange offer, you are entitled to exchange your outstanding notes for registered notes on substantially identical terms. The following summarizes certain material terms of the exchange offer.

Resales Without Further Registration	We believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended, provided that:

• you are acquiring the new notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the new notes issued to you in the exchange offer; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act of 1933.

Each of the participating broker-dealers that receives new notes for its own account in exchange for original notes that were acquired by such broker or dealer as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the new notes.

Expiration Date	5:00 p.m., New York City time, on April 5, 2002 unless we extend the exchange offer.

Registration Rights Agreement	You have the right to exchange the original notes that you hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes.

Accrued Interest on the New Notes and Original Notes	The new notes will bear interest from December 11, 2001. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such original notes accrued to the date of issuance of the new notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon certain customary conditions, which we may waive, and upon compliance with securities law.

Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

• arrange for The Depository Trust Company to transmit certain required information to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver such documentation together with the original notes to the exchange agent.

Special Procedures for Beneficial Holders	If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your original notes and:

• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

• you cannot complete the procedure for book-entry transfer on time; or

• your original notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the date the exchange offer expires.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and your original notes will continue to be subject to some restrictions on transfer. Accordingly, the liquidity of the original notes will be adversely affected.

Certain United States Income Tax Considerations	The exchange of original notes for new notes pursuant to the exchange offer will not result in a taxable event. Accordingly, we believe that:

• no gain or loss will be realized by a U.S. holder upon receipt of a new note;

• a holder’s holding period for a new notes will include the holding period for original notes; and

• the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the original notes exchanged at the time of such exchange.

Exchange Agent	U.S. Bank, N.A. is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Summary Terms of New Notes

Issuer	Ingles Markets, Incorporated

Maturity	December 1, 2011.

Interest payment dates	June 1 and December 1, beginning June 1, 2002.

Ranking	The notes are unsecured senior subordinated obligations and are subordinated to our senior credit facilities and other senior indebtedness. The notes rank equally with our senior subordinated indebtedness and rank senior to our subordinated indebtedness. In addition, the notes effectively rank junior to our subsidiaries’ liabilities. Because the notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the notes will not receive any payment until holders of senior indebtedness have been paid in full.

Optional redemption	We may redeem some or all of the notes, at any time on or after December 1, 2006, at the redemption prices described in this prospectus.

Public equity offering optional redemption	Before December 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of a public equity offering at 108.875% of the principal amount of the notes, plus accrued interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after such redemption.

Change of control	When a change of control occurs, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.

Covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

• incur additional indebtedness,

• pay dividends on, redeem or repurchase our capital stock,

• make investments,

• create certain liens,

• sell assets,

• in the case of our subsidiaries, incur obligations that restrict their ability to make dividend or other payments to us,

• in the case of our subsidiaries, guarantee indebtedness or secure debt,

• engage in transactions with affiliates,

• create unrestricted subsidiaries, and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes.”

Changes in interest rate	Under the registration rights agreement entered into in connection with the private placement, we agreed to use our commercially reasonable best efforts to complete this exchange offer within 180 days after the issue date of the notes. The interest rate on the notes will increase if we do not comply with the obligations under the registration rights agreement. See “Exchange Offer; Registration Rights.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of factors you should carefully consider before deciding to tender your original notes.

Ratio of Earnings to Fixed Charges (unaudited):

Fiscal Year Ended					Three Months Ended

(52 Weeks)			(53 Weeks)	(52 Weeks)	(13 Weeks)

Sept. 27,	Sept. 26,	Sept. 25,	Sept. 30,	Sept. 29,	Dec. 30,	Dec. 29,
1997	1998	1999	2000	2001	2000	2001

1.81	1.11	1.60	1.60	1.47	1.49	1.50

RISK FACTORS

      The new notes, like the original notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before exchanging the original notes for the new notes.

Risks Relating to Ingles and Our Business

Our expansion and renovation plans may not be successful which may adversely affect our business and financial condition due to the capital expenditures and management resources required to carry out our plans.

      We have spent, and intend to continue to spend, significant capital and management resources on the development and implementation of our expansion and renovation plans. These plans, if implemented, may not be successful and may not improve operating results which could adversely affect our cash flow, business and financial condition due to the significant amount of capital and management resources invested.

      The successful implementation of our renovation and expansion plans is subject to several factors including:

•	availability of new, suitable locations on reasonable commercial terms, or at all;

•	the success of our new “prototype stores” in our markets;

•	the profitability of present and future new product offerings, including media centers, book sections, full-service pharmacies and gas stations;

•	our ability to manage rapid expansion, including the effect of opening a new store on sales at existing stores operated nearby;

•	our ability to secure any necessary financing;

•	the receipt of necessary zoning approvals;

•	changes in regional and national economic conditions;

•	changing demographics;

•	changes in the laws and government regulations applicable to us; and

•	increasing competition or changes in the competitive environment in our markets.

      Our new stores may initially operate at a loss, depending on factors such as prevailing competition and our market position in the surrounding community. The level of sales and profit margins in our existing stores may not be duplicated in our new stores. Pursuing a strategy of growth, renovation and expansion in light of current highly competitive industry conditions could lead to a near-term decline in earnings as a result of opening and operating a substantial number of new stores, particularly with respect to stores in markets where we do not have an established presence.

Our warehouse and distribution center, as well as all of our stores, are concentrated in the Southeastern United States, which makes us vulnerable to economic downturns, natural disasters and other adverse conditions or other catastrophic events in this region.

      We operate in the Southeastern United States, with a strong concentration in Georgia, North Carolina, South Carolina and Tennessee. Our headquarters, warehouse and distribution center are located in North Carolina and all of our stores are located in the Southeast region. As a result, our business is more susceptible to regional factors than the operations of more geographically diversified competitors. These factors include, among others, changes in the economy, weather conditions, demographics and population.

      Our performance is heavily influenced by economic developments in the Southeast region. Although this area has experienced economic and demographic growth over the past several years, a significant economic downturn in the region could have a material adverse effect on our business, financial condition or results of operations. Further, a natural disaster or other catastrophic event, such as a fire, impairing our warehouse and distribution center in North Carolina could significantly disrupt our operations. This warehouse and distribution center supplies our stores with approximately 65% of the goods sold in our stores.

Losses as a result of our owning and developing real estate may impair our ability to focus on and expand our core business as desired.

      As a result of our real estate holdings, we are subject to varying degrees of risk and liability generally incident to the ownership and development of real estate. These risks and liabilities include, among other things:

•	fluctuations in value caused by adverse changes in national, regional and local economic conditions, and local real estate market conditions (such as an oversupply of or a reduction in demand for retail space in the area);

•	costs of compliance with zoning, environmental, tax and other laws and regulations;

•	real estate development risks, such as incorrect cost and occupancy estimates, non-availability of financing and the need for mortgage lender or property partner approvals for certain expansion activities;

•	the risk that our cost of development could exceed our revenues from the project;

•	the perceptions of customers and tenants and prospective tenants of the safety, convenience and attractiveness of our properties;

•	the illiquidity of real estate investments and our ability to sell or lease any of our properties for cash in a timely fashion;

•	our ability to provide adequate management, maintenance and insurance;

•	failure to promptly renew leases;

•	the quality, philosophy and performance of our management;

•	competition from comparable properties;

•	the occupancy rate of our properties;

•	tenant defaults and the costs of enforcing our rights;

•	our ability to collect on a timely basis all rent from tenants;

•	the effects of any bankruptcies or insolvencies of major tenants;

•	the expense of periodically renovating, repairing and re-leasing space;

•	increasing operating costs (including increased real estate taxes) which may not be passed through fully to tenants;

•	fluctuations in mortgage interest rates; and

•	the potential for casualty and other losses, particularly because we self-insure against such losses.

      A failure to adequately deal with these risks and liabilities could limit our revenues and available cash and could have a material adverse effect on our business, financial condition or results of operations.

      A significant portion of our properties are mortgaged to secure payment of indebtedness, and if we were unable to meet mortgage payments, losses could be sustained as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for us to dispose of one or more of the mortgaged properties, we might not be able to obtain release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or the inability to sell a property could adversely affect our business, financial condition or results of operations. These considerations could make it difficult for us to sell properties, even if a sale were in our best interests.

      We maintain general liability and excess liability coverages. We maintain casualty insurance only on those properties where required to do so. We have elected to self-insure other properties. Certain types of losses, such as environmental hazards, however, may be either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in one or more of our properties although we may continue to be obligated on the mortgage indebtedness or other obligations related to the property. We could also lose the anticipated profits from any property severely damaged. Any such loss may materially adversely affect our business, financial condition or results of operations.

Our ability to continue to grow our operations and perform profitably is dependent on the continued services of our senior management and our ability to successfully attract and retain highly qualified personnel.

      We place substantial reliance on the supermarket industry knowledge and experience and the continued services of our senior management, including our 68-year-old founder, Chairman of the Board and Chief Executive Officer, Robert P. Ingle. Our future success and our ability to manage future growth depend in large part upon the efforts of these persons and on our ability to attract and retain other highly qualified personnel. We do not have employment agreements with members of our senior management team. In addition, we do not maintain key-person life insurance on members of our senior management team. The loss of services of any member of our senior management or our inability to attract and retain other highly qualified personnel may materially adversely affect our business, financial condition or results of operations.

Our principal stockholder, Robert P. Ingle, has the ability to elect a majority of our directors, appoint new members of management and approve many actions requiring shareholder approval.

      Mr. Ingle’s share ownership represents:

•	approximately 86% of the combined voting power of all classes of our capital stock;

•	approximately 73% of the combined voting power without taking into consideration the shares attributed to Mr. Ingle in his capacity as one of three trustees of our Investment/ Profit Sharing Plan; and

•	52% of the total number of shares of our outstanding Class A Common Stock and Class B Common Stock (44% without taking into consideration the shares held under the Investment/ Profit Sharing Plan).

      As a result, Mr. Ingle has the power to elect a majority of our directors and approve any action requiring the approval of the holders of our Class A Common Stock and Class B Common Stock, including adopting certain amendments to our charter and approving mergers or sales of substantially all of our assets. Currently, four of our ten directors are members of the Ingle family. Circumstances may occur in which the interests of Mr. Ingle could be in conflict with the interests of the holders of the notes.

Our ownership and development of real estate may subject us to liability under state and federal environmental laws.

      Under applicable environmental laws, as an owner or developer of real estate we may be responsible for remediation of environmental conditions and may be subject to associated liabilities (including liabilities resulting from lawsuits brought by private litigants) relating to our stores, including our new gas stations, and other buildings and the land on which stores and other buildings are situated, whether we lease or own the stores, other buildings or land and whether the environmental conditions were created by us or by a prior owner or tenant. The presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect our ability to sell or rent real property or to borrow using real property as collateral.

      Federal, state and local governments could enact laws or regulations concerning environmental matters that affect our operations or facilities or increase the cost of producing our products. We believe that we currently conduct operations, and in the past have conducted operations, in substantial compliance with applicable environmental laws. We cannot predict the environmental liabilities that may result from legislation or regulations adopted in the future, or the administration and interpretation of such legislation or regulation, the effect of which could be retroactive. Nor can we predict how existing or future laws and regulations will be administered or interpreted or what environmental conditions may be found to exist at facilities or at other properties where we or our predecessors have arranged for the disposal of hazardous substances.

      Liabilities or costs resulting from noncompliance with current or future applicable environmental laws or other claims relating to environmental matters could have a material adverse effect on our business, financial condition or results of operations.

Various aspects of our business are subject to federal, state and local laws and regulations. Our compliance with these regulations may require additional capital expenditures and could adversely affect our ability to conduct our business as planned.

      We are subject to federal, state and local laws and regulations relating to zoning, land use, environmental protection, work place safety, public health, community right-to-know, beer and wine sales, pharmaceutical sales and gasoline station operations. A number of states and local jurisdictions regulate the licensing of supermarkets, including beer and wine license grants. In addition, under certain local regulations, we are prohibited from selling beer and wine in certain of our stores. Employers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, disabled access and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of our supermarkets and could otherwise adversely affect our business, financial condition or results of operations. A number of federal, state and local laws exist which impose burdens or restrictions on owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations, with respect to access by disabled persons.

We are affected by increasing labor costs and a competitive labor market.

      Historically, tight labor markets and overtime costs have caused our labor costs to increase. We may be affected by future tight labor markets. Moreover, all of our stores are located in the Southeastern United States which has experienced lower average unemployment rates than other parts of the country, making it more difficult for us to attract and retain qualified employees. A shortage of qualified employees may require us to continue to enhance our wage and benefit package in order to better compete for and retain qualified employees. No assurance can be given that our labor costs as a percentage of sales will not continue to increase, that such increases can be recovered through increased prices charged to customers, or that we will not continue to have difficulty in hiring qualified employees.

We are affected by fluctuating utility and fuel costs.

      Fluctuating fuel costs adversely affect our operating costs in that we require fuel for our fleet of tractors and trailers which distribute goods from our warehouse and distribution facility and our milk processing and packaging plant to all of our stores. In addition, operations at our stores, especially our new, larger “prototype” stores, are sensitive to rising utility fuel costs due to the amount of electricity and gas required to operate our stores. We may not be able to recover these rising utility and fuel costs through increased prices charged to our customers.

We share the use of trademarks with others.

      Because we share the use of the “Sealtest,” “Light N’ Lively” and “Pet” trademarks for dairy products with others, we face the risk that consumer preferences and perceptions with respect to any of our products using these trademarks may be influenced by adverse publicity affecting others’ products that also use the “Sealtest,” “Light N’ Lively” or “Pet” brand.

Risks Relating to the Supermarket Industry

Our industry is highly competitive. If we are unable to compete effectively, our financial condition and results of operations could be materially affected.

      The supermarket industry is highly competitive and characterized by narrow profit margins. The number and type of competitors vary by location and include:

•	national and regional supermarket chains;

•	independent and specialty grocers;

•	drug and convenience stores; and

•	newer “alternative format” food stores, such as specialty food stores, retail drug stores, national general merchandisers and discount retailers, membership clubs, warehouse stores and supercenters.

      We also face increasing competition from restaurants and fast food chains due to the increasing proportion of household food expenditures for food prepared outside the home. In addition, certain of our stores also compete with local video stores, florists, book stores, pharmacies and gas stations.

      Our principal competitors include national and regional supermarket chains which compete with us on the basis of location, quality of products, service, price, product variety and store condition. An overall lack of inflation in food prices and increasingly competitive markets have made it difficult generally for grocery store operators to achieve comparable store sales gains. Because sales growth has been difficult to attain, our competitors have attempted to maintain market share through increased levels of promotional activities and discount pricing, creating a more difficult environment in which to consistently increase year-over-year sales gains.

      We face increased competitive pressure in all of our markets, including western North Carolina where we maintain our headquarters, from existing competitors and from the threatened entry by one or more major new competitors. Some of our competitors have greater financial resources and are less leveraged and could use these resources to take measures which could adversely affect our competitive position. Our business, financial condition or results of operations could be adversely affected by competitive factors, including product mix and pricing changes which may be made in response to competition from existing or new competitors.

Risks Relating to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

      We have a significant amount of indebtedness and substantial debt service obligations. Assuming we had sold the original notes on September 29, 2001, our total indebtedness on a pro forma basis would have been approximately $635.1 million (including the notes), or approximately 73% of our pro forma capitalization. We would also have had $150 million of availability under our credit facilities based on commitments outstanding at that date. We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of September 29, 2001, on a proforma basis we have unencumbered property and equipment with a net book value of approximately $267.1 million, which is available to collateralize additional debt.

      Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to these notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

      Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

The notes are effectively subordinated to the indebtedness of our subsidiaries.

      The notes are effectively subordinated to all existing and future liabilities (including trade payables) of our subsidiaries. Our right to participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of our subsidiaries (and the consequent right of the holders of the notes to participate in the distribution of those assets) is subject to the prior claims of our subsidiaries’ creditors (including trade creditors), except to the extent that we otherwise have a claim against our subsidiary as a creditor of such subsidiary. As of September 29, 2001 our subsidiaries had aggregate indebtedness of $30.2 million.

Your right to receive payments on these notes is junior to our existing indebtedness and possibly all of our future borrowings.

      These notes rank behind all of our existing indebtedness (other than trade payables) and all of our future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with, or subordinated in right of payment to, the notes. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior indebtedness of our company are entitled to be paid in full in cash before any payment may be made with respect to these notes. In addition, all payments on the notes could be blocked in the event of a payment default on senior indebtedness. See “Description of the Notes — Ranking for Senior Subordinated Notes.”

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness of Ingles in the assets remaining after we have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior indebtedness.

      Assuming we had completed the offering of the original notes on September 29, 2001 and utilized the net proceeds to repay a portion of our indebtedness, the notes would have been subordinated to $387.2 million of senior indebtedness and indebtedness of our subsidiaries which is effectively senior to the notes and approximately $150.0 million would have been available for borrowing as additional senior indebtedness under our lines of credit. We are permitted to borrow additional indebtedness, including senior indebtedness, in the future under the terms of the indenture.

The notes are not secured.

      In addition to being subordinate to our other senior indebtedness and all indebtedness of our subsidiaries, the notes are not secured by any of our assets. However, some of our other indebtedness is secured by our assets. Most of our currently outstanding indebtedness is secured by liens on our operating assets and the assets of our subsidiaries. We may also incur additional secured indebtedness in the future without securing the notes. Therefore, if we become insolvent or are liquidated, or if payment under these notes is accelerated, the lenders under such instruments would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders would have a prior claim on those of our assets securing their indebtedness.

      Because the notes are not secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full.

Our senior debt contains a variety of covenants. Our failure to comply with these covenants could result in an event of default under the indenture relating to the notes.

      Certain of our senior indebtedness requires us to maintain specified financial ratios and tests, among other obligations, including a minimum tangible net worth test and a maximum leverage ratio. In addition, certain of our senior indebtedness has affirmative and negative covenants customary for financings of that type. A failure to comply with any of these covenants could lead to an event of default, which could result in an acceleration of the indebtedness. Acceleration of our senior indebtedness would constitute an event of default under the indenture. If an event of default exists on any of our senior indebtedness designated in the indenture, subordination provisions in the indenture may restrict payments to holders of the notes until holders of senior indebtedness are paid in full or the default is cured or waived or has ceased to exist. In addition, the indenture restricts our ability to incur additional indebtedness, sell assets, create liens or other encumbrances, make specified payments, including the payment of dividends (other than a maximum of $0.66 per share of Class A Common Stock and $0.60 per share of Class B Common Stock per year) or enter into a merger or consolidation. A failure to comply with the restrictions in the indenture could result in an event of default. For additional information see the description under “Description of Certain Indebtedness” on page 33 of this prospectus and the “Description of the Notes — Certain Covenants” on page 42 of this prospectus.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

      Upon the occurrence of certain specific kinds of change of control events, we are required to offer to repurchase all outstanding notes, and each holder of the notes has the right to require us, subject to various conditions, to repurchase all or any part of that holder’s notes at a price equal to 101% of the principal amount of those notes, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, upon certain change of control events, we may be required to prepay 30% of the outstanding principal and interest of one of our loan agreements, which would have been approximately $22.9 million at September 29, 2001 and a prepayment penalty, which would have been approximately $5.4 million at September 29, 2001, and the lender to one of our lines of credit may terminate such line of credit. However, it is possible that we will not have sufficient funds, or be able to obtain the necessary financing, at the time of the change of control to make the required repurchase of notes and repayment of debt or that restrictions in one or more of our credit facilities will not allow such payments. If a change of control occurred and we did not have sufficient funds or financing available to pay for the notes and any other indebtedness ranking equally with the notes that are tendered for repurchase, an event of default would be triggered under the notes and under that other outstanding indebtedness. Each of these defaults could have a material adverse effect on us and the holders of the notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. We have no current intention of engaging in transactions involving a change of control, although it is possible that we could decide to do so in the future. For more information see the descriptions under “Description of Certain Indebtedness” on page 33 of this prospectus and “Description of the Notes — Purchase of Notes Upon a Change of Control” on page 38 of this prospectus.

If an active trading market does not develop for these notes you may not be able to resell them.

      The notes are a new issue of securities for which there is currently no trading market. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading in the Nasdaq National Market. We cannot assure you that an active trading market for the notes will develop. If a trading market does not develop, you may experience difficulty in reselling notes, or you may be unable to sell them at all. If a market were to exist, the trading price of notes may be adversely affected by many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

FORWARD LOOKING STATEMENTS

      Various statements, estimates, predictions and projections stated under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and elsewhere in this prospectus, are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of Ingles or its officers with respect to, among other things, the ability to borrow funds under our senior credit facilities, the ability to successfully implement our operating and growth strategies, including trends affecting our business, financial condition and results of operations. While these forward-looking statements and the related assumptions are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results. Some important factors (but not necessarily all factors) that could affect our revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following:

•	our ability to successfully implement our expansion and operating strategies;

•	our ability to manage rapid expansion;

•	the success or failure of acquisitions and other opportunities that we may pursue;

•	changes in the availability of debt or equity capital and increases in borrowing costs or interest rates;

•	increased labor and utility costs;

•	changes in business and economic conditions, including weather and demographic changes in our markets;

•	success or failure in the ownership and development of real estate;

•	changes in the laws and government regulations applicable to us;

•	increased competition; and

•	the other matters referred to elsewhere in this prospectus, in particular under the heading “Risk Factors.”

      Prospective investors are urged to carefully consider these factors in connection with the forward-looking statements. We do not intend to publicly release any revisions to any forward-looking statements contained in this prospectus to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      The following table sets forth selected consolidated financial data and other data of Ingles Markets, Incorporated. The selected consolidated financial data for the five years ended September 29, 2001 are derived from the audited consolidated financial statements of Ingles Markets, Incorporated. The financial data for the three-month periods ended December 29, 2001 and December 30, 2000 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Ingles Markets, Incorporated considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended December 29, 2001 are not necessarily indicative of the results that may be expected for the entire year ending September 28, 2002. The data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” consolidated financial statements, related notes, and other financial information included or incorporated by reference herein.

	Fiscal Year Ended										Three Months Ended

	(52 Weeks)						(53 Weeks)		(52 Weeks)		(13 Weeks)

	Sept. 27,		Sept. 26,		Sept. 25,		Sept. 30,		Sept. 29,		Dec. 30,		Dec. 29,
	1997		1998		1999		2000		2001		2000		2001

	(dollars in thousands)
Income Statement Data:
Net sales	$1,535,976		$1,647,152		$1,805,375		$1,916,200		$1,953,440		$504,695		$499,444
Gross profit	376,790		408,681		450,445		490,914		511,556		128,564		128,035
Operating and administrative expenses	319,979		357,068		391,910		432,631		454,647		113,099		114,786
Rental income, net	5,276		7,176		9,078		10,149		10,302		2,556		2,620
Other income, net	2,282		2,428		2,323		6,985		3,891		142		2,676
Interest expense	31,306		40,117		39,785		41,226		42,903		11,066		11,330
Net income	$19,898		$4,163	(1)	$18,750		$21,091		$17,850		4,458		4,117	(2)
EBITDA(3)	102,883		106,833		111,858		118,950		116,369		29,314		30,350
EBITDAR(3)	114,376		121,598		139,538		150,317		154,614		38,101		40,439
Ratio of earnings to fixed charges (unaudited)	1.81		1.11		1.60		1.60		1.47		1.49		1.50
Balance Sheet Data:
Cash and cash equivalents	$25,389		$19,121		$13,960		$11,176		$12,435		$13,764		$95,168
Working capital	30,284		19,071		9,115		22,059		37,452		(511)		133,096
Total assets	802,583		862,787		873,171		927,766		962,801		935,071		1,049,378
Total debt (including short-term debt)	449,617		483,173		464,994		515,637		549,545		534,672		639,431
Stockholders’ equity	222,982		218,236		224,121		232,138		236,500		233,061		237,541
Other Data:
Depreciation and amortization	$38,513		$45,616		$41,923		$43,532		$45,266		$11,150		$11,805
Capital expenditures	114,105		155,941		52,221		102,535		73,194		16,943		9,762
Ratio of net debt to EBITDA	4.1	x	4.3	x	4.0	x	4.2	x	4.6	x	4.3	x	4.6	x
Ratio of EBITDA to interest	3.3	x	2.7	x	2.8	x	2.9	x	2.7	x	2.7	x	2.7	x
Operating Data:
Supermarkets:
In operation at beginning of period	188		198		207		206		208		208		203
Opened or acquired during period(4)	11		11		3		4		2		1		0
Closed or sold during period (4)	1		2		4		2		7		0		0

In operation at end of period	198		207		206		208		203		209		203

	Fiscal Year Ended					Three Months Ended

	(52 Weeks)			(53 Weeks)	(52 Weeks)	(13 Weeks)

	Sept. 27,	Sept. 26,	Sept. 25,	Sept. 30,	Sept. 29,	Dec. 30,	Dec. 29,
	1997	1998	1999	2000	2001	2000	2001

Minor remodels during period	16	10	16	8	9	2	3
Major remodels and replacements during period	5	9	3	11	6	2	2
Average store size at end of period (sq. ft.)	37,912	40,038	40,776	42,855	44,736	43,142	44,963

(1)	During fiscal 1998, we recorded a non-recurring charge related to a settlement of a lawsuit alleging gender discrimination. The charge reduced net income by $9.1 million.

(2)	Includes extraordinary item for early extinguishment of debt (net of income tax benefit) of $448,224 related to repayment of outstanding indebtedness with a portion of the proceeds of the original note offering.

(3)	EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, non-recurring charges and extraordinary items. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization, non-recurring charges, extraordinary items and rent. EBITDA is a measure commonly used in the grocery industry and is presented to assist in understanding our operating results. EBITDA and EBITDAR are not intended to represent cash flow from operations as defined by GAAP, and are not necessarily indicative of cash available to fund all cash flow needs. Furthermore, neither should be considered as an alternative to net income under GAAP for purposes of evaluating our results of operations. EBITDA and EBITDAR are included in this prospectus because management believes that certain investors find them to be useful tools for measuring our ability to service our debt. Because EBITDA and EBITDAR are not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(4)	The number of stores excludes replacement stores.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with our unaudited condensed consolidated financial statements for the three-month periods ended December 30, 2000 and December 29, 2001 and our audited consolidated financial statements for the three fiscal years ended September 29, 2001, which are incorporated by reference in this prospectus.

Overview

      Ingles, a leading supermarket chain in the Southeast, operates 203 supermarkets in Georgia (83), North Carolina (61), South Carolina (31), Tennessee (24), Virginia (3) and Alabama (1). Our strategy is to locate our supermarkets primarily in suburban areas, small towns and rural communities which are either currently experiencing, or which we believe will experience, significant growth or in which we feel our superior store offerings present competitive advantages over the existing store offerings. Ingles supermarkets offer customers a wide variety of nationally advertised food products, including grocery, meat and dairy products, produce, frozen foods and other perishables, non-food products, including health and beauty care products and general merchandise, as well as quality private label items. Within the markets we serve, we have developed strong name recognition and a reputation for combining low overall prices with high levels of customer service and convenience. Real estate ownership is an important component of our operations, providing both operational and economic benefits.

Segment Information

      We operate three lines of business: retail grocery sales, shopping center rentals, and a fluid dairy processing plant. For more information regarding our industry segments, see Note 11 to our Consolidated Financial Statements incorporated by reference in this prospectus.

Results of Operations

      Ingles operates on a 52 or 53-week fiscal year ending on the last Saturday in September. The consolidated statements of income for the three-month periods ended December 29, 2001 and December 30, 2000 both include 13 weeks of operations. The consolidated statements of income for the fiscal years ended September 29, 2001 and September 25, 1999 include 52 weeks of operations. The consolidated statements of income for the fiscal year ended September 30, 2000 includes 53 weeks of operations. Comparable store sales are defined as sales by grocery stores in operation for the entire periods being compared. Replacement stores and major and minor remodels are included in the comparable store sales calculation. A replacement store is a new store that is opened to replace an existing store that is closed nearby. A major remodel entails substantial remodeling of an existing store and may include additional retail square footage. A minor remodel includes repainting, remodeling and updating the lighting and equipment throughout an existing store.

      The following table sets forth, for the periods indicated, selected financial information as a percentage of net sales:

	Fiscal Years Ended			Three Months Ended

	September 25,	September 30,	September 29,	December 30,	December 29,
	1999	2000	2001	2000	2001

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	25.0	25.6	26.2	25.5	25.6
Operating and administrative expenses	21.7	22.6	23.3	22.4	23.0
Rental income, net	0.5	0.5	0.5	0.5	0.5
Other income, net	0.1	0.4	0.2	—	0.6
Income before interest and income taxes and extraordinary item	3.9	3.9	3.6	3.6	3.7
Interest expense	2.2	2.1	2.2	2.2	2.3

	Fiscal Years Ended			Three Months Ended

	September 25,	September 30,	September 29,	December 30,	December 29,
	1999	2000	2001	2000	2001

Income before income taxes and extraordinary item	1.7%	1.8%	1.4%	1.4%	1.4%
Income taxes	0.7	0.7	0.5	0.5	0.5
Income before extraordinary item	1.0	1.1	0.9	0.9	0.9
Extraordinary item — early extinguishment of debt	—	—	—	—	0.1
Net income	1.0	1.1	0.9	0.9	0.8
EBITDA(1)	6.2	6.2	6.0	5.8	6.1

(1)	EBITDA represents earnings before interest, income taxes, depreciation and amortization, non-recurring charges and extraordinary items. Management believes that EBITDA is a useful measure of operating performance. EBITDA does not represent cash flow from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income under GAAP for evaluating our results of operations.

Three Months Ended December 29, 2001 Compared to the Three Months Ended December 20, 2000

Net Sales

      Net sales for the three months ended December 29, 2001 decreased 1.0% to $499.4 million, compared to $504.7 million for the three months ended December 30, 2000. Comparable store sales also decreased 1.0% as compared to the same period last year.

      The unseasonably warm climate in the December 2001 quarter had a negative effect on sales. In the winter, sales are very sensitive to weather as sales increase under threat of snowy and icy conditions. Under these conditions, customers tend to stockpile food and eat at home instead of dining out. Also, economic uncertainty has resulted in more conservative consumer spending. The decline in net sales was also in part attributable to the impact of a decrease in store count from 209 stores at the end of the December 2000 quarter to 203 stores at the end of the December 2001 quarter, as the company closed older, less profitable stores.

      Retail square footage increased 1.2% to 9.1 million square feet at December 29, 2001 compared to 9.0 million square feet at December 30, 2000.

Gross Profit

      Although gross profit for the three months ended December 29, 2001 decreased 0.4% to $128.0 million, compared to $128.6 million for the three months ended December 30, 2000, gross profit as a percentage of sales increased to 25.6% of sales from 25.5% of sales. Increased sales distribution in the higher margin perishable departments such as produce, frozen food, deli and bakery contributed to the higher gross margin, as a percentage of sales. Although we have seen more conservative consumer spending, this has primarily affected us in the grocery and meat departments. In the current economic environment, customers are more aware of advertised specials.

Operating and Administrative Expenses

      Operating and administrative expenses increased 1.5% to $114.8 million, or 23.0% of sales, for the three months ended December 29, 2001, from $113.1 million, or 22.4% of sales, for the three months ended December 30, 2000. The increase in operating and administrative expenses, as a percentage of sales, resulted primarily from increases in insurance expense, equipment rent and depreciation expense.

      Insurance costs increased primarily due to rising health care costs. The cost of our group medical plan, net of employee contributions, increased 30% for the December 2001 quarter over the December 2000 quarter. We increased employee premiums approximately 20% in October 2001 and are currently reviewing other avenues to control the growth of this cost. Equipment rent expense increases resulted from the leasing of store equipment for new and replacement stores. Increases in depreciation expense resulted primarily from real estate depreciation on new stores, replacement stores and major remodel/expansions. A breakdown of the major increases in operating and administrative expenses, expressed as a percentage of sales, is as follows:

Insurance	0.2%
Equipment rent	0.2%
Depreciation expense	0.1%

Rental Income, Net

      Rental income, net increased to $2.6 million for the three months ended December 2001 from $2.5 million for the three months ended December 2000. The improvement is a result of gross rental income increases of $0.2 million and operating cost increases of $0.1 million.

Other Income, Net

      Other income, net increased $2.6 million to $2.7 million for the three months ended December 29, 2001 from $0.1 million for the three months ended December 30, 2000. During the December 2001 quarter, Ingles sold three tracts of land, all adjacent to store properties, for a gain of $1.8 million. An increase in vendor accounts payable audit income also contributed to the increase.

Interest Expense

      Interest expense increased $0.3 million to $11.3 million for the three months ended December 29, 2001 from $11.0 million for the three months ended December 30, 2000. On December 11, 2001 Ingles issued $250 million of 8 7/8% Senior Unsecured Subordinated Notes (referred to elsewhere herein as the “original notes”), priced to yield 9%, maturing December 2011. The increase is the net result of interest accrued on the original notes, partially offset by the early extinguishment of approximately $162.4 million in other debt with a portion of the original note proceeds.

Income Taxes

      Income tax expense as a percentage of pre-tax income declined slightly to 36.7% in the December 2001 quarter compared to 37.2% in the December 2000 quarter.

Income Before Extraordinary Item

      Income before the extraordinary item (discussed below) increased 2.4% to $4.6 million for the December 2001 quarter compared to $4.5 million for the December 2000 quarter. Diluted earnings per common share before the extraordinary item was $.20 in both quarters.

Extraordinary Item — Early Extinguishment of Debt

      The Company incurred $0.4 million (net of income tax benefit of $0.3 million) in costs in connection with the early retirement of $162.4 million of debt with the proceeds from the original notes in December 2001.

Net Income

      Net income for the December 2001 quarter was $4.1 million, or 0.8% of sales, compared to $4.5 million, or 0.9% of sales, for the December 2000 quarter. Basic and diluted earnings per common share were $.18 for the December 2001 quarter compared to $.20 for the December 2000 quarter.

Fiscal Year Ended September 29, 2001 Compared to the Fiscal Year Ended September 30, 2000

      Net Sales. Fiscal 2001 was the 37th consecutive year we achieved an increase in net sales. Net sales increased 1.9% to $1.953 billion for the fiscal year ended September 29, 2001 from $1.916 billion for the fiscal year ended September 30, 2000. Fiscal year 2001 contained 52 weeks compared to 53 weeks in fiscal 2000. Net sales increased 3.9%, adjusted for the difference in weeks. Comparable store sales grew 3.6%.

      During fiscal 2001, we opened two new stores and six replacement stores, closed seven older stores and completed three major remodel/ expansions and six minor remodels. Retail square footage increased by 1.9% million square feet. Investments made in maturing new stores, remodeled stores and stores that have been replaced were contributors to sales growth. Successful marketing campaigns such as the “Safari Challenge” game and sponsorship of various community events and sports teams also contributed to sales growth.

      Gross Profit. Gross profit for the fiscal year ended September 29, 2001, increased 4.2% to $511.6 million, or 26.2% of sales, compared to $490.9 million, or 25.6% of sales, for the fiscal year ended September 30, 2000. Expansion of the higher margin perishable departments, effective purchasing and reduced product loss due to security measures all contributed to the gross margin growth.

      Operating and Administrative Expenses. Operating and administrative expenses increased 5.1% to $454.6 million for the year ended September 29, 2001, from $432.6 million for the year ended September 30, 2000. A variety of factors contributed to this increase. Higher payroll costs resulted primarily from increased wage rates in a competitive labor market. Equipment rent expense increases resulted from the leasing of store equipment for new and replacement stores. Utility expense increases resulted primarily from increases in fuel costs at the store level. Insurance expense increased primarily due to a larger volume of claims under our self-insured group medical program. A breakdown of the major increases (decreases) in operating and administrative expenses, expressed as a percentage of sales, is as follows:

Payroll	0.3%
Equipment rent expense	0.2%
Utilities	0.2%
Insurance	0.1%
Advertising	(0.1)%

      Rental Income, Net. Rental income, net increased $0.2 million to $10.3 million for the 2001 year from $10.1 million for the 2000 year. The improvement consists of gross rental income increases of $0.7 million and operating cost increases of $0.5 million.

      Other Income, Net. Other income, net decreased $3.1 million to $3.9 million for the year ended September 29, 2001 from $7.0 million for the year ended September 30, 2000. Other income includes gains on the sale of assets of $1.4 million and $2.7 million for fiscal years 2001 and 2000, respectively. The balance of the decrease resulted primarily from a reduction in proceeds from vendor accounts payable audits.

      Income Before Interest and Income Taxes. Income before interest and income taxes decreased $4.3 million to $71.1 million during the 2001 fiscal year compared to $75.4 million during the 2000 fiscal year. Income before interest and income taxes, as a percentage of sales, was 3.6% and 3.9% for the 2001 and 2000 fiscal years, respectively.

      Interest Expense. Interest expense increased $1.7 million for the year ended September 29, 2001 to $42.9 million from $41.2 million for the year ended September 30, 2000. The increase resulted from interest on additional debt incurred to fund expansion and renovation, offset somewhat by lower interest rates.

      Income Taxes. Income tax expense as a percentage of pre-tax income decreased to 36.7% in the 2001 year compared to 38.3% in fiscal 2000, due primarily to increased tax credits related to training and employment.

      Net Income. Net income for the 2001 fiscal year was $17.9 million, or 0.9% of sales, compared to $21.1 million, or 1.1% of sales, for the 2000 fiscal year. Basic and diluted earnings per common share were $.79 for the 2001 year compared to $.93 for the 2000 year.

Fiscal Year Ended September 30, 2000 Compared to the Fiscal Year Ended September 25, 1999

      Net Sales. Net sales increased 6.1% to $1.916 billion for the fiscal year ended September 30, 2000 from $1.805 billion for the fiscal year ended September 25, 1999. Fiscal year 2000 contained 53 weeks compared to 52 weeks in fiscal 1999. Net sales increased 4.1%, adjusted for the difference in weeks. Comparable store sales grew 3.2% year over year.

      During fiscal 2000, Ingles opened four new stores and eight replacement stores, closed two stores and completed three major remodel/ expansions and eight minor remodels. Retail square footage increased by 6.2% to 8.9 million square feet. Successful marketing campaigns such as the “Millennium Money” game and sponsorship of various community events and sports teams contributed to sales growth. Investments made in maturing new stores, remodeled stores and stores that have been replaced also were contributors to sales growth.

      Gross Profit. Gross profit for the fiscal year ended September 30, 2000, increased 9.0% to $490.9 million, or 25.6% of sales, compared to $450.4 million, or 25.0% of sales, for the fiscal year ended September 25, 1999. Effective purchasing and an expanded array of higher margin product offerings contributed to increased gross profit.

      Operating and Administrative Expenses. Operating and administrative expenses increased 10.4% to $432.6 million for the year ended September 30, 2000, from $391.9 million for the year ended September 25, 1999. As a percentage of sales, operating and administrative expenses were 22.6% and 21.7% for the years ended September 30, 2000 and September 25, 1999, respectively. A variety of factors contributed to the increase. Higher payroll costs resulted primarily from rising wage rates in a highly competitive labor market. Warehouse expenses increased primarily due to higher labor costs and increased diesel fuel prices. Equipment rent expense increases resulted from the leasing of store equipment for new and replacement stores. Insurance expense increased primarily due to a larger volume of claims under our self insured group medical program. Higher taxes and license fees were due primarily to property taxes and store level taxes and licenses. A breakdown of the major increases in operating and administrative expenses, expressed as a percentage of sales, is as follows:

Payroll	0.4%
Warehouse expense	0.1%
Equipment rent expenses	0.1%
Insurance	0.1%
Taxes and licenses	0.1%

      Rental Income, Net. Rental income, net increased to $10.1 million for the 2000 year from $9.1 million for the 1999 year. The improvement consists of gross rental income increases of $0.4 million and operating cost decreases of $0.6 million.

      Other Income, Net. Other income, net increased $4.7 million to $7.0 million for the year ended September 30, 2000 from $2.3 million for the year ended September 25, 1999. Other income for fiscal 2000 includes gains on the sale of assets of $2.7 million. The sale of assets includes a shopping center in which the land, building and equipment were sold in February 2000. The balance of the increase resulted primarily from the proceeds of vendor accounts payable audits.

      Income Before Interest and Income Taxes. Income before interest and income taxes increased $5.5 million to $75.4 million during the 2000 year compared to $69.9 million during the 1999 year. Income before interest and income taxes as a percentage of sales remained constant at 3.9% for both fiscal years.

      Interest Expense. Interest expense increased $1.4 million for the year ended September 30, 2000 to $41.2 million from $39.8 million for the year ended September 25, 1999. The extra week in fiscal 2000 resulted in approximately $0.9 million of the increase. The balance of the increase resulted from interest on additional debt incurred to fund expansion and renovation, as well as higher interest rates.

      Income Taxes. Income tax expense as a percentage of pre-tax income increased to 38.3% in the 2000 year compared to 37.8% in fiscal 1999, due primarily to the higher earnings.

      Net Income. Net income for the 2000 fiscal year was $ 21.1 million, or 1.1% of sales, compared to $18.7 million, or 1.0% of sales, for the 1999 fiscal year. Basic and diluted earnings per common share were $0.93 for the 2000 year compared to $0.83 for the 1999 year. Net income increased 12.5% for the year ended September 30, 2000 over the prior fiscal year.

Liquidity and Capital Resources

      Capital Expenditures. We believe that a key to our ability to continue to develop a loyal customer base is providing conveniently located, clean and modern stores which provide customers with good service and a broad selection of competitively priced products. As such, we have invested and will continue to invest significant amounts of capital toward the modernization of our store base. Our modernization program includes the opening of new stores, the completion of major remodels and expansion of selected existing stores, the relocation of selected existing stores to larger, more convenient locations and the completion of minor remodeling of our remaining existing stores.

      Capital expenditures totaled $102.5 million for the fiscal year ended September 30, 2000, including the development and opening of four new stores, the replacement of eight older stores, major remodel and expansion of three stores and minor remodels at eight stores. Capital expenditures also included the costs of upgrading and replacing store equipment, technology investments, the purchase of future store sites and capital expenditures related to our distribution operation and milk processing plant.

      Capital expenditures totaled $73.2 million for the fiscal year ended September 29, 2001, including the development and opening of two new stores, the replacement of six older stores, major remodel and expansion of three stores and minor remodels at six stores. Capital expenditures also included the costs of upgrading and replacing store equipment, technology investments, the purchase of future store sites, and capital expenditures related to our distribution operation and our milk processing plant.

      Capital expenditures totaled $9.8 million for the three months ended December 29, 2001, including expenditures related to major remodeling/expansion of two stores and minor remodeling of three stores that were completed during the quarter. Capital expenditures also included costs related to one replacement store and six minor remodels expected to be completed during the balance of fiscal 2002, as well as costs of upgrading and replacing store equipment, technology investments, the purchase of future store sites, and capital expenditures related to our distribution operation and our milk processing plant. Ingles current capital expenditure plans for the entire fiscal year 2002 include investments of approximately $75 million, including capital expenditures for stores to open in fiscal 2003.

      Liquidity. The Company generated $1.6 million of cash from operations for the three months ended December 29, 2001. Increases of $9.4 million in other assets are primarily the result of underwriting fees and other prepaid costs related to issuance of the original notes.

      Cash used by investing activities totaled $5.6 million. The primary use of this cash was the $9.8 million of capital expenditures during the period, which were partially offset by $4.1 million or proceeds from the sale of assets.

      We generally fund our capital expenditures with cash provided from operations and borrowings under lines of credit. The lines of credit are later refinanced with secured long-term debt. During the December 2001 quarter, Ingles’ financing activities provided $86.8 million in cash. Proceeds from long-term debt totaled $272.3 million, including the issuance of the $250 million original notes, while payments on long-term debt were $182.4 million, including the $162.4 million of early debt retirement with the proceeds from the original notes. As of December 29, 2001, we had unencumbered real property and equipment with a net book value of approximately $278 million.

      At December 29, 2001, we had lines of credit with seven banks totaling $150 million; all of which were unused. Of the $150 million of committed lines of credit, $130 million matures in October 2004 and $20 million matures in October 2002. We do not anticipate drawing on our lines of credit for the balance of fiscal 2002, as cash proceeds from the original notes are used to repay current maturities of debt and fund capital expenditures. The lines provide us with various interest rate options generally at rates less than prime. We are not required to maintain compensating balances in connection with these lines of credit. The Company was in compliance with all financial covenants related to these lines of credit at December 29, 2001.

      Our principal sources of liquidity are expected to be cash flow from operations, borrowings under our lines of credit and long-term financing. We believe, based on our current results of operations and financial condition, that our financial resources, including existing bank lines of credit, short and long-term financing expected to be available to us and internally generated funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future, including any debt service requirements of additional borrowings. However, there can be no assurance that any such source of financing will be available to the Company on acceptable terms, or at all.

      In addition, it is possible that, in the future, our results of operations and financial condition will be different from that described in this report based on a number of intangible factors. These factors may include, among others, increased competition, changing regional and national economic conditions, adverse climatic conditions affecting food production and delivery and changing demographics. It is also possible, for such reasons, that the results of operations from new, expanded, remodeled and/or replacement stores will not meet or exceed the results of operations from existing stores that are described in this report.

      Quarterly Cash Dividends. Since December 27, 1993, we have paid regular quarterly cash dividends of $0.165 (sixteen and one-half cents) per share on our Class A Common Stock and $0.15 (fifteen cents) per share on our Class B Common Stock for an annual rate of $0.66 and $0.60 per share, respectively.

      We expect to continue paying regular cash dividends on a quarterly basis. However, the Board of Directors periodically reconsiders the declaration of dividends. We pay these dividends at the discretion of the Board of Directors and the continuation of these payments, the amount of such dividends, and the form in which the dividends are paid (cash or stock) depends upon our results of operations, financial condition and other factors which the Board of Directors deems relevant. In addition, certain loan agreements containing provisions providing minimum tangible net worth requirements restrict our ability to pay additional dividends.

      Self-Insurance. We are self-insured for workers’ compensation and group medical and dental benefits. Risks and uncertainties are associated with self-insurance. However, we have limited our exposure by maintaining excess liability coverages. Self-insurance reserves are established based on claims filed and estimates of claims incurred but not reported. The estimates are based on data provided by the respective claims administrators. The majority of our properties are self-insured for casualty losses and business interruption, but liability coverage is maintained.

      Impact of Inflation. Inflation in food prices during the first quarter of fiscal 2002 was slightly lower than the overall increase in the Consumer Price Index. During fiscal 2001 inflation in food prices was higher than the overall increase in the Consumer Price Index. One of our significant costs is labor, which increases with inflation.

New Accounting Pronouncements

      In June 1998, the Financial Accounting Standards Board issued Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities,” which was amended by Statement No. 138 “Accounting for Certain Derivative Instruments and Hedging Activities” issued in June 2000. The statement requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings. We do not typically utilize derivative financial instruments. The adoption of Statement No. 133, as amended by Statement No. 138, on October 1, 2000 resulted in no effect on our earnings or financial position, and we currently believe that it will not have a material impact on our financial statements.

      In June 2001, the Financial Accounting Standards Board issued Statements No. 141 “Business Combinations” (“FAS 141”) and No. 142 “Goodwill and Other Intangible Assets” (“FAS 142”). Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The amortization provisions of FAS 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we will apply the new accounting rules beginning September 30, 2001. We are currently evaluating our intangible assets in relation to FAS 141 and FAS 142 to determine the impact, if any, on our results of operations or financial position.

      In August 2001, the Financial Accounting Standards Board issued Statement No. 143 “Accounting for Asset Retirement Obligations” that provides accounting guidance for the costs of retiring long-lived assets and is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact adoption of this statement will have on our financial statements.

      In October 2001, the Financial Accounting Standards Board issued Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Statement No. 144 provides accounting guidance for financial accounting and reporting for the impairment or disposal of long-lived assets. The statement supercedes Statement No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” It also supercedes the accounting and reporting provisions of APB Opinion No. 30 “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” related to the disposal of a segment of a business. The statement is effective for fiscal years beginning after December 15, 2001, with early adoption encouraged. We are currently assessing the impact adopting this statement will have on our financial statements.

THE EXCHANGE OFFER

Terms Of The Exchange Offer

General

      We sold the original notes on December 11, 2001, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The initial purchasers of the notes subsequently resold the original notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

      In connection with the sale of original notes to the initial purchasers pursuant to the Purchase Agreement, dated December 4, 2001, among us and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Union Securities, Inc., Banc of America Securities LLC and ABN AMRO Incorporated, the holders of the original notes became entitled to the benefits of a registration rights agreement dated December 11, 2001, among us and the initial purchasers.

      Under the registration rights agreement, we became obligated to file a registration statement in connection with an exchange offer within 60 days after December 11, 2001 and to use our commercially reasonable best efforts to have the exchange offer registration statement declared effective within 150 days after December 11, 2001. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy our obligations under the registration rights agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of original notes known to us.

      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all original notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer.

      Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, we believe that holders of all new notes issued in exchange for original notes may offer for resale, resell and otherwise transfer the new notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the new notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the new notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the new notes. A broker-dealer that acquired original notes directly from us cannot exchange the original notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on the no-action letters of the staff of the Securities and Exchange Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

      Each broker-dealer that receives new notes for its own account in exchange for original notes, where original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution” for additional information.

      We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving the new notes from Ingles and delivering new notes to such holders.

      If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by us, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of any such original notes as promptly as practicable after the expiration date.

      Holders of original notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses.”

Shelf Registration Statement

      Pursuant to the registration rights agreement, if the exchange offer is not completed prior to the date on which the earliest of any of the following events occurs:

(a) applicable interpretations of the staff of the Securities and Exchange Commission do not permit us to effect the exchange offer,

(b) any holder of notes notifies us that either:

(1) such holder is not permitted to participate in the exchange offer, or

(2) such holder participates in the exchange offer and does not receive freely transferable new notes in exchange for tendered original notes, or

(c) the exchange offer is not completed within 180 days after December 11, 2001, i.e. no later than June 9, 2002,

we will, at our cost:

•	file a shelf registration statement covering resales of the original notes,

•	use our commercially reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act at the earliest possible time, but no later than 90 days (or 30 days if the Securities and Exchange Commission chooses not to review the shelf registration statement) after the time such obligation to file arises, and

•	use our commercially reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after December 11, 2001, or the time when all of the applicable original notes have been sold pursuant to the shelf registration statement or are no longer outstanding.

      If any of the events described occurs, we will refuse to accept any original notes and will return all tendered original notes.

      We will, if and when we file the shelf registration statement, provide to each holder of the original notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resale of the original notes. A holder that sells original notes pursuant to the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. The seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the original notes also will be bound by applicable provisions of the registration rights agreement, including indemnification obligations. In addition, each holder of original notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its original notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

Increase In Interest Rate

      If:

(1) the registration statement, of which this prospectus is a part, has not been declared effective by the Securities and Exchange Commission within 150 days of December 11, 2001, i.e. no later than May 10, 2002, and we have not used or are not continuing to use our reasonable best efforts to cause the registration statement to become effective, or

(2) the exchange offer has not been completed within 180 days of the issuance of the original notes, i.e. no later than June 9, 2002, or

(3) we are required to file the shelf registration statement and either

(a) the shelf registration statement has not become effective or been declared effective on or before the 90th calendar day (or 30th calendar day if the Securities and Exchange Commission chooses not to review the shelf registration statement) following the date the obligation to file such shelf registration statement first arose, or

(b) the shelf registration statement has been declared effective but later becomes unusable for more than 30 days in the aggregate,

the interest rate borne by the original notes will be increased by 0.25% per year for each 90 days of default with an aggregate maximum increase equal to 1.0% per year.

      The sole remedy available to the holders of the original notes will be the immediate increase in the interest rate on the original notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the original notes.

Expiration Date; Extensions; Amendment

      We will keep the exchange offer open until 5:00 P.M., New York City time, on April 5, 2002, or longer if required by applicable law. The term “expiration date” means the expiration date set forth on the cover page of this prospectus, unless we extend the exchange offer, in which case the term “expiration date” means the latest date to which the exchange offer is extended.

      In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right

•	to delay accepting any original notes, to extend the exchange offer or to terminate the exchange offer and not accept original notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

•	amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the original notes.

      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by us to constitute a material change, we promptly will disclose such amendment in a manner reasonably calculated to inform the holders of the original notes of such amendment. Depending upon the significance of the amendment, we may extend the exchange offer if it otherwise would expire during such extension period.

      Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise,

or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Procedures For Tendering

      To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile or an agent’s message in connection with a book entry transfer, together with the original notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date. Delivery of the original notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

      The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the original notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

      The tender by a holder of original notes will constitute an agreement between such holder and Ingles in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or original notes should be sent to Ingles.

      Only a holder of original notes may tender original notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name original notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

      Any beneficial holder whose original notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its original notes, either make appropriate arrangements to register ownership of the original notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution”, unless the original notes are tendered

(a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible institution.

      If the letter of transmittal is signed by a person other than the registered holder of any original notes listed therein, such original notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the original notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the original notes.

      If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with the letter of transmittal.

      All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. None of Ingles, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent to the tendering holders of original notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the right in our sole discretion to

•	purchase or make offers for any original notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer in accordance with the terms of the registration rights agreement and

•	to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

      By tendering, each holder will represent to us that, among other things,

•	the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person,

•	neither such holder nor such other person is engaged in or intends to engage in a distribution of the new notes,

•	neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such new notes, and

•	such holder or other person is not our “affiliate,” as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at The Depository Trust Company for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of original notes by causing The Depository Trust Company to transfer such original notes into the exchange agent’s account with respect to the original notes in accordance with The Depository Trust Company’s procedures for such transfer. Although delivery of the original notes may be effected through book-entry transfer into the exchange agent’s account at The Depository Trust Company, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent’s message in lieu of the letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

      Holders who wish to tender their original notes and

(a) whose original notes are not immediately available or

(b) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

(1) the tender is made through an eligible institution;

(2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the original notes, the certificate number or numbers of such original notes and the principal amount of original notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof or agent’s message in lieu of the letter of transmittal, together with the certificate(s) representing the original notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) such properly completed and executed letter of transmittal (or facsimile thereof) together with the certificate(s) representing all tendered original notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal Of Tenders

      Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. However, where the expiration date has been extended, tenders of original notes previously accepted for exchange as of the original expiration date may not be withdrawn.

      To withdraw a tender of original notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the original notes to be withdrawn,

(b) identify the original notes to be withdrawn, including the certificate number or numbers and principal amount of such original notes or, in the case of original notes transferred by book-entry transfer, the name and number of the account at The Depository Trust Company to be credited,

(c) be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the original notes register the transfer of such original notes into the name of the depositor withdrawing the tender and

(d) specify the name in which any such original notes are to be registered, if different from that of the depositor. All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect to the original notes withdrawn unless the original notes so withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange, any new notes for any original notes, and may terminate or amend the exchange offer before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the Securities and Exchange Commission.

      If we determine in our reasonable discretion that the foregoing condition exists, we may

(1) refuse to accept any original notes and return all tendered original notes to the tendering holders,

(2) extend the exchange offer and retain all original notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such original notes to withdraw their tendered original notes, or

(3) waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered original notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend the exchange offer as required by applicable law.

Exchange Agent

      U.S. Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to U.S. Bank, N.A. addressed as follows:

For Information by Telephone:

(651) 244-8677

By Overnight Courier or Registered/ Certified Mail: U.S. Bank, N.A. Corporate Trust Department 180 E. 5th Street St. Paul, MN 55101 Attention: Mr. Frank Leslie	By Hand: U.S. Bank, N.A. Corporate Trust Department 180 E. 5th Street St. Paul, MN 55101 Attention: Mr. Frank Leslie

By Facsimile Transmission:

(651) 244-0771
(Telephone Confirmation)
(652)244-8677

      U.S. Bank, N.A. also serves as the trustee under the indenture governing the notes.

Fees And Expenses

      We have agreed to bear the expenses of the exchange offer pursuant to the registration rights agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

      The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of U.S. Bank, N.A. as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

      The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the notes.

Consequences Of Failure To Exchange

      Holders of original notes who are eligible to participate in the exchange offer but who do not tender their original notes will not have any further registration rights, and their original notes will continue to be subject to restrictions on transfer. Accordingly, such original notes may be resold only

•	to us, upon redemption of these notes or otherwise,

•	so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,

•	in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us,

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or

•	under an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

      We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

      Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and conditions of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

DESCRIPTION OF CERTAIN INDEBTEDNESS

      Unless otherwise specified, Ingles Markets, Incorporated is the sole borrower under each facility described below.

      After giving effect to the repayment of indebtedness with the proceeds of the original note offering, pro forma as of September 29, 2001, we had the following indebtedness in addition to the notes:

	Total Amount	Total Commitment
Facility	Outstanding	Amount

	(Dollars in thousands)
Unsecured lines of credit	$0	$150,000
Secured loans to Ingles	356,947	356,947
Secured loan to Sky King, Inc.	2,349	2,349
Secured loans to Shopping Center Financing, LLC and Shopping Center Financing II, LLC	27,860	27,860

Total	$387,156	$537,156

Lines of Credit

      Ingles has a total of seven lines of credit, all of which are unsecured. As of September 29, 2001, approximately $61.0 million was outstanding under these lines of credit. Ingles used a portion of the proceeds from the original notes to repay all amounts outstanding under its lines of credit, and in connection with that offering negotiated certain extensions and increases to its lines of credit. As of the date hereof, Ingles has aggregate availability of $150.0 million under our lines of credit. These lines of credit have maturity dates ranging from one to three years. Under the lines of credit, Ingles may choose among various interest rate options. Generally, the interest rate options are related to LIBOR plus 1% to 1.5%, the Prime Rate or the Federal Funds Rate.

      The lines of credit contain customary operational covenants, including but not limited to, covenants:

•	restricting Ingles’ ability to act as a guarantor;

•	providing for cross-default provisions;

•	requiring Ingles to provide periodic financial statements;

•	granting the lenders access to Ingles’ books and records;

•	requiring Ingles to maintain specified insurance coverage;

•	requiring Ingles to continue conducting its business in substantially the same manner as carried on prior to obtaining the lines of credit; and

•	requiring Ingles to maintain its property and assets in good working condition.

      The lines of credit also contain financial covenants which among other things requires Ingles to maintain:

•	minimum levels of consolidated tangible net worth;

•	a specified ratio of total liabilities to consolidated tangible net worth;

•	a specified consolidated fixed charge coverage ratio; and

•	a specified consolidated net debt to EBITDA ratio.

      Under the most restrictive of these covenants, Ingles is required to maintain:

•	a consolidated tangible net worth of at least $200 million;

•	a total liability (excluding subordinated debt) to consolidated tangible net worth ratio of not more than 3.10:1.00;

•	a consolidated fixed charge coverage ratio of at least 1.00:1.00; and

•	a consolidated net debt to EBITDA ratio of 5.1:1.0.

      Under the provisions of certain of our lines of credit, in the event that Ingles enters into or amends any guarantee, indenture or other financing agreement containing financial covenants more favorable to the lender than the financial covenants contained in the line of credit, then the lender under the line of credit has the option to amend the line of credit to provide for those more favorable financial covenants.

      The lines of credit also contain customary events of default. An event of default under the lines of credit will allow the lenders to accelerate or, in some cases, will automatically cause the acceleration of the maturity of the debt under the lines of credit. One line of credit, in particular, allows the lender to terminate in the event that Robert P. Ingle and the Ingles Markets, Incorporated Investment/ Profit Sharing Plan and Trust, in the aggregate, fail to maintain 51% of the voting control of Ingles.

      Many of the lines of credit require Ingles to pay a commitment fee on the unused portion of the line of credit.

      The provisions of one of our lines of credit prohibit Ingles from obtaining letters of credit from any other lender without the approval of the bank.

Other Loans

      Ingles is a party to certain secured loan agreements which have maturity dates ranging from May 1, 2002 to January 1, 2023. In connection with these loans, Ingles granted the lenders security interests in the real property and personal property of many of Ingles’ stores.

      Many of the loan agreements described above place restrictions on Ingles’ ability to dispose of the secured property or to place additional liens on the secured property. In addition, many of the loan agreements provide that Ingles will be in default under a particular loan agreement if Ingles is in default under its other loan agreements.

      Under the terms of a $50.7 million master lease agreement Ingles may be required to repurchase all of the equipment subject to the agreement if:

•	Ingles is a party to a merger or consolidation;

•	Ingles conveys or leases substantially all of assets, as an entirety, to any person; or

•	as a result of, or in connection with, a material change in the ownership of Ingles’ capital stock, Ingles’ debt-to-net worth ratio equals or exceeds 2.2x.

      The provisions of another loan agreement, which as of September 29, 2001 had an outstanding balance of approximately $76.4 million, allow the lender to require Ingles to repay 30% of the outstanding principal, as well as interest and a pre-payment fee, in the event that there is a change in control, which is defined as the acquisition by a person of:

•	all or substantially all of Ingles’ property; or

•	the power to elect at least a majority of Ingles’ board of directors.

      Shopping Center Financing, LLC, which is wholly-owned by Ingles, is a party to a $14.8 million loan agreement. The loan is secured by three shopping centers which are managed by Ingles. Under the terms of the loan agreement, if, among other things, the debt service coverage ratio of the three shopping centers for the immediately preceding 12 months is less than 1.10 to 1.0, then the lender may replace Ingles as the manager of the properties. Furthermore, the terms of the loan agreement prohibit Shopping Center Financing, LLC from guaranteeing the debt of any other person or entity, including Ingles. Shopping Center Financing II, LLC, which is wholly-owned by Ingles, is also a party to a $13.2 million loan agreement which is secured by four shopping centers managed by Ingles. The terms of the loan agreement between Shopping Center Financing II, LLC and the lender contain the same restriction on Shopping Center Financing II, LLC’s ability to act as a guarantor and require Shopping Center Financing II, LLC to maintain a debt service coverage ratio below 1.10 to 1.0. In the event that Shopping Center Financing II, LLC fails to meet the debt service coverage ratio, the lender may replace Ingles as the manager of the four shopping centers. Both of these shopping center loans and mortgages are cross-defaulted and cross-collateralized with each other.

      Additionally, many of the loan agreements prohibit repayment of the loans prior to the expiration of a certain period of time, typically, two years from the date of the loan. Many of the loan agreements also require Ingles to pay a penalty in the event Ingles wishes to prepay the outstanding balance of the loan prior to maturity.

DESCRIPTION OF THE NOTES

      The original notes were issued and the new notes will be issued under an Indenture dated as of December 11, 2001 between the Company and U.S. Bank, N.A., as Trustee. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939. References in this section to the “Company” means Ingles Markets, Incorporated without its subsidiaries.

      The form and terms of the new notes are the same in all material respects as the form and terms of the original notes, except that the new notes will have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer. The original notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. References in this section to the “Notes” means the new notes issued in exchange for the original notes.

      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. A copy of the form of indenture will be made available to you upon request to the Company as set forth under “— Additional Information.” For definitions of certain capitalized terms used in the following summary, see “— Certain Definitions.”

Maturity, Principal and Interest

      The Notes will mature on December 1, 2011, will be in the aggregate principal amount of $250,000,000, subject to our ability to issue additional notes which may be of the same series as these Notes as described under “— Further Issues.” The Notes will be unsecured senior subordinated obligations of the Company. Each Note will bear interest at the of 8 7/8% per annum from December 11, 2001, the date of issuance of the original notes, or if interest has already been paid on the original notes, from the most recent interest payment date on which interest has been paid, payable semiannually in arrears on June 1, and December 1 each year, commencing June 1, 2002.

      The Company will pay interest to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the May 15 or November 15 immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

      Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the “Depositary” or “DTC”) until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

Guarantees

      Upon initial issuance, the Notes will not be guaranteed by any of our Subsidiaries. However, if any Restricted Subsidiary of the Company subsequently becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture in which such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the Notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior subordinated basis.

      If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the principal of, premium, if any, and interest on the Notes.

      The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

      Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (c) under “— Certain Covenants — Limitation on Issuances of Guarantees of and Pledges for Indebtedness.” The Company also may, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

Optional Redemption

      After December 1, 2006, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning December 1 of the years indicated below:

Redemption
Year	Price

2006	104.438%
2007	102.903%
2008	101.369%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

      In addition, at any time prior to December 1, 2004, the Company, at its option, may use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date). At least 65% of the aggregate principal amount of Notes issued under the Indenture must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Public Equity Offering and must complete such redemption within 60 days of the closing of the Public Equity Offering.

      If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to a Public Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Sinking Fund

      The Notes will not be entitled to the benefit of any sinking fund.

Purchase of Notes Upon a Change of Control

      If a Change of Control occurs, each holder of Notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

      Within 30 days of any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred and the date of such event;

•	the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

•	the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, nor, in any event, earlier than the commencement of the Change in Control, or such later date as is necessary to comply with requirements under the Exchange Act;

•	that any Note not tendered will continue to accrue interest;

•	that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

      If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under “— Events of Default.”

      In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a Change of Control, some of the long-term Indebtedness of the Company also contains or may in the future contain an event of default upon events similar to those defined as a Change of Control with respect to the Notes which allows the lender to accelerate the repayment of amounts outstanding under such indebtedness. The definition of a change of control in such other indebtedness may differ from the definition included in the Notes and, in connection with indebtedness that may be entered into in the future, may include events which would not trigger a Change of Control for purposes of the Notes.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

      The existence of a holder’s right to require the Company to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

      The provisions of the Indenture will not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

      The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Ranking for Senior Subordinated Notes

      The payment of the principal of, premium, if any, and interest on, the Notes will rank junior to and be subordinated, as described in the Indenture, in right of payment, to the prior payment in full of all Senior Indebtedness. The Notes will be senior subordinated indebtedness of the Company ranking equal to all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company.

      Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period and after the receipt by the Trustee from a representative of holders of any Designated Senior Indebtedness (collectively, a “Senior Representative”) of written notice of such default, no payment (other than payments previously made pursuant to the provisions described under “— Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Notes unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

      Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness for which all cure periods have expired and pursuant to which the maturity thereof may be accelerated immediately other than any such default the existence of which the Company is in good faith contesting (a “Non-payment Default”) and after the receipt by the Trustee and the Company from a Senior Representative of written notice of such Non-Payment Default, and as to which the Company has not provided written notice of dispute to the Trustee and such Senior Representative, no payment (other than payments previously made pursuant to the provisions described under “— Defeasance or Covenant Defeasance of Indenture”) or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company on account of the principal of, premium, if any, or interest on, the Notes or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Notes for the period specified below (the “Payment Blockage Period”).

      The Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of

(1) the 179th day after such commencement,

(2) the date on which such Non-payment Default (and all other Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full or

(3) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period.

      When the Payment Blockage Period ends, the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company or the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the “Initial Period”). Any number of notices of Non-payment Defaults may be given during the Initial Period. However, during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, or interest on, the Notes may not be made, may commence and the duration of such period may not exceed 179 days and there must be a 186 consecutive day period in any 365 day period during which no Payment Blockage Period is in effect. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

      If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See “— Events of Default.”

      The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to the Company or its assets, or any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under “Consolidation, Merger, Sale of Assets”), all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interests or subordinated securities) is made on account of the principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption, defeasance or other acquisition of or in respect of the Notes (other than payments previously made pursuant to the provisions described under “— Defeasance or Covenant Defeasance of Indenture”).

      By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full and the Company may be unable to meet its obligations fully with respect to the Notes.

      The Indenture will limit, but not prohibit, the incurrence by the Company and its Subsidiaries of additional Indebtedness, and the Indenture will prohibit the incurrence by the Company of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

      The Notes will effectively rank behind all Indebtedness and other liabilities and commitments (including trade payables and lease commitments) of the Company’s Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will effectively rank behind the claims of that Subsidiary’s creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still rank behind to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

      As of September 29, 2001, on a pro forma basis after giving effect to the sale of the original notes and the application of the estimated net proceeds of the offering of the original notes, the aggregate amount of Senior Indebtedness outstanding would have been approximately $356.9 million all of which is secured. The aggregate amount of Indebtedness of Subsidiaries to which the original notes would have been effectively subordinated to would have been approximately $30.3 million and no Subordinated Indebtedness or Pari Passu Indebtedness would have been outstanding. See “Risk Factors — Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes” and “Capitalization.”

      “Senior Indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes.

      Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(1) Indebtedness evidenced by the Notes,

(2) Indebtedness that is subordinate or junior in right of payment to any Indebtedness of the Company,

(3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to the Company,

(4) Indebtedness which is represented by Redeemable Capital Stock,

(5) any liability for foreign, federal, state, local or other taxes owed or owing by the Company to the extent such liability constitutes Indebtedness,

(6) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s Subsidiaries,

(7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by the Company, and amounts owed by the Company for compensation to employees or services rendered to the Company, and

(8) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

      “Designated Senior Indebtedness” means any Senior Indebtedness which at the time of determination has an aggregate principal amount outstanding of at least $25 million and which is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as “Designated Senior Indebtedness” by the Company. With respect to any lender having more than one Senior Indebtedness facility outstanding with the Company, only those facilities that individually have an outstanding principal amount of at least $25 million may qualify as Designated Senior

Indebtedness. Indebtedness under different facilities may not be aggregated to satisfy such threshold requirement.

      Each Guarantee of a Guarantor, if any, will be an unsecured senior subordinated obligation of such Guarantor, ranking pari passu with, or senior in right of payment to, all other existing and future Indebtedness of such Guarantor that is expressly subordinated to Senior Guarantor Indebtedness. The Indebtedness evidenced by the Guarantees will be subordinated to Senior Guarantor Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness and during any period when payment on the Notes is blocked by Designated Senior Indebtedness, payment on any Guarantees is similarly blocked.

      “Senior Guarantor Indebtedness” means the principal of, premium, if any, and interest (including interest, to the extent allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) on any Indebtedness of any Guarantor (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to any Guarantee. Notwithstanding the foregoing, “Senior Guarantor Indebtedness” shall not include:

(1) Indebtedness evidenced by the Guarantees,

(2) Indebtedness that is subordinated or junior in right of payment to any Indebtedness of any Guarantor,

(3) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 United States Code, is without recourse to any Guarantor,

(4) Indebtedness which is represented by Redeemable Capital Stock,

(5) any liability for foreign, federal, state, local or other taxes owed or owing by any Guarantor to the extent such liability constitutes Indebtedness,

(6) Indebtedness of any Guarantor to a Subsidiary or any other Affiliate of the Company or any of such Affiliate’s Subsidiaries,

(7) to the extent it might constitute Indebtedness, amounts owing for goods, materials or services purchased in the ordinary course of business or consisting of trade accounts payable owed or owing by such Guarantor, and amounts owed by such Guarantor for compensation to employees or services rendered to such Guarantor,

(8) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture and

(9) Indebtedness evidenced by any guarantee of any Subordinated Indebtedness or Pari Passu Indebtedness.

Certain Covenants

      The Indenture contains, among others, the following covenants:

      Limitation on Indebtedness. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2:1.

(b) Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of the Company or any Guarantor (and guarantees of such Indebtedness by any Subsidiaries that have become Guarantors) under (x) one or more revolving credit facilities, lines of credit, letters of credit or term loans, (y) any renewal, extension, substitution, refunding, refinancing or replacement (a “refinancing”) of any Indebtedness described under clause (x), or (z) any other agreement (A) which is a Capital Lease Obligation or a Purchase Money Obligation or (B) which is secured by a Lien on assets of the Company, in an aggregate principal amount at any one time outstanding under clauses (x), (y) and (z) collectively not to exceed (i) the greater of (a) $150 million or (b) 15% of Consolidated Tangible Assets, plus (ii) the amount by which the Indebtedness outstanding under clause (2) of this definition of Permitted Indebtedness is less than the maximum principal amount which may be borrowed pursuant to such clause (2);

(2) Indebtedness of Non-Recourse Real Estate Subsidiaries in the aggregate principal amount collectively not to exceed (i) the greater of (a) $50 million or (b) 5% of Consolidated Tangible Assets, minus (ii) the principal amount of Indebtedness incurred pursuant to clause (ii) of clause (1) of this definition of Permitted Indebtedness;

(3) Indebtedness of the Company pursuant to the Notes in an aggregate principal amount not to exceed $250 million and Indebtedness of any Guarantor pursuant to a Guarantee of the Notes;

(4) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture, listed on a schedule to the Indenture;

(5) Indebtedness of the Company owing to a Restricted Subsidiary;

•	provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes;

•	provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (5);

(6) Indebtedness of a Restricted Subsidiary (other than a Non-Recourse Real Estate Subsidiary) owing to the Company or another Restricted Subsidiary;

•	provided that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture;

•	provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (6), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (6);

(7) guarantees of any Restricted Subsidiary made in accordance with the provisions of “—Limitation on Issuances of Guarantees of and Pledges for Indebtedness;”

(8) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business;

(a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding,

(b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

(c) under any Commodity Price Protection Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, earn outs, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(11) Indebtedness solely in respect of surety, performance or appeal bonds, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(12) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness described in paragraph (a) of this Section and clauses (3) and (4) of this paragraph (b) of this definition of “Permitted Indebtedness,” including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced or a Non-Recourse Real Estate Subsidiary in respect of the refinancing of Indebtedness of a Non-Recourse Real Estate Subsidiary and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased (i) in the case of refinancings of Indebtedness under clause (4), to a principal amount in excess of the principal amount on the date of the Indenture or (ii) in all other cases, by such refinancing plus the lesser of (a) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (b) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

(13) Indebtedness of the Company or any Restricted Subsidiaries in addition to that described in clauses (1) through (12) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $20 million outstanding at any one time in the aggregate.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Company as accrued.

      Limitation on Restricted Payments. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

(3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

(4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless

(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

(2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under “— Limitation on Indebtedness;” and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

(A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the date of the Indenture and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid); and

(E) (a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to (x) the return of capital with respect to such Investment, plus (y) 50% of any amounts received in excess of the return of capital to the extent such amount is not otherwise included in Consolidated Net Income of the Company or its Restricted Subsidiaries, in any case, less the cost of the disposition of such Investment and net of taxes, and

(b) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company’s interest in such Subsidiary provided that such amount shall not in any case exceed (x) the amount of the

Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary, plus (y) 50% of any increase in the Fair Market Value of such Company’s interest in such Subsidiary over such Subsidiary’s value on the date such Subsidiary was designated an Unrestricted Subsidiary to the extent such amount is not otherwise included in Consolidated Net Income of the Company or its Restricted Subsidiaries.

(b) Notwithstanding the foregoing, and in the case of clauses (2) through (5) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (4) and (6) being referred to as a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this Section;

(2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

(a) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

(d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced.

(5) the payment of cash dividends on the Company’s shares of Common Stock in the aggregate amount per fiscal quarter equal to $0.165 per share for each share of Class A Common Stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter and $0.15 per share for each share of Class B Common Stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such $0.165 and $0.15 shall be adjusted for specified changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions), provided, however, in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal quarter shall not exceed the aggregate amounts of cash dividends paid in the same fiscal quarter most recently occurring prior to such Change of Control, provided, further, that for purposes of this exception, shares of Common Stock issued for less than Fair Market Value (other than shares issued pursuant to options or otherwise in accordance with the Company’s employee stock option, purchase or option plans) shall not be deemed outstanding. (For clarity purposes, dividends paid pursuant to this exception will be included as Restricted Payments in determining whether the Company has capacity to make additional Restricted Payments.); and

(6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any present or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement or other management or employee benefit plan or similar agreement; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $500,000 in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $1.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of Capital Stock of the Company or a Restricted Subsidiary to members of management and directors of the Company and its Subsidiaries that occurs after the date of the Indenture, less (y) (i) the amount of any Restricted Payments previously made pursuant to clause (x) of this subparagraph (6) and (ii) the aggregate net cash proceeds received by the Company since the date of the Indenture upon the exercise of stock options; and, provided further, that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or a Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture, and (B) no Default or Event of Default shall have occurred and be continuing immediately before or after such transaction.

      Limitation on Transactions with Affiliates. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $500,000, the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $1 million, either

(a) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(b) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to (i) transactions and agreements in existence on the date of the Indenture and any renewals, amendments, modifications and changes to such agreements which are not adverse in any material respect to the Company and (ii) employee benefit arrangements with any officer or director of the Company, including under any stock option or stock incentive plans, entered into in the ordinary course of business.

      Limitation on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for Liens

(A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under “— Consolidation, Merger, Sale of Assets” or securing Acquired Indebtedness which was created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of “— Limitation on Indebtedness” or

(B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing by an amount greater than the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (A) and (B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Restricted Subsidiaries.

      Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of the Pari Passu Indebtedness or Subordinated Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Pari Passu Indebtedness or Subordinated Indebtedness also release their Lien on the property or assets of the Company or such

Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

      Limitation on Sale of Assets. (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale other than Asset Swaps is received in cash and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution); provided that the amount of any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale shall be deemed “cash” for purposes of this provision.

With respect to an Asset Swap constituting an Asset Sale, the Company or any Restricted Subsidiary shall be required to receive in cash an amount equal to 75% of the Proceeds of the Asset Sale which do not consist of like-kind assets acquired with the Asset Swap.

(b) If all or a portion of the Net Cash Proceeds of any Asset Sale or any Real Estate Subsidiary Financing Proceeds (collectively, a “Net Cash Proceeds Transaction”) are not required to be applied to repay permanently any Senior Indebtedness or Senior Guarantor Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds or any Real Estate Subsidiary Financing Proceeds to the permanent prepayment of such Senior Indebtedness or Senior Guarantor Indebtedness, or if no such Senior Indebtedness or Senior Guarantor Indebtedness is then outstanding, then the Company or a Restricted Subsidiary may within 180 days of the Net Cash Proceeds Transaction invest the Net Cash Proceeds or any Real Estate Subsidiary Financing Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Net Cash Proceeds Transaction or in properties and assets that will be used in the businesses of the Company or its Restricted Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds or any Real Estate Subsidiary Financing Proceeds not used or invested within 180 days of the Net Cash Proceeds Transaction as set forth in this paragraph constitutes “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds $10.0 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A) the Company will make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and

(B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a

Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

      Limitation on Issuances of Guarantees of and Pledges for Indebtedness. (a) The Company will not cause or permit any Restricted Subsidiary, other than a Guarantor, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than a Guarantor) or any Capital Stock of a Restricted Subsidiary (other than (x) a Guarantor or (y) Milkco, Inc.) to secure the payment of any Senior Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured and shall be subordinated to the claims against such Restricted Subsidiary in respect of Senior Indebtedness or Senior Guarantor Indebtedness to the same extent as the Notes are subordinated to Senior Indebtedness of the Company under the Indenture.

(b) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that

(A) such guarantee need not be secured unless required pursuant to “— Limitation on Liens,” or otherwise under the Indenture,

(B) if such Indebtedness is by its terms Senior Indebtedness, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be senior to such Restricted Subsidiary’s Guarantee of the Notes to the same extent as such Senior Indebtedness is senior to the Notes and

(C) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such

Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes.

(c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon

(1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries or

(2) the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

      Limitation on Senior Subordinated Indebtedness. The Company will not, and will not permit or cause any Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also pari passu with the Notes or the Guarantee of such Guarantor or subordinated in right of payment to the Notes or such Guarantee at least to the same extent as the Notes or such Guarantee are subordinated in right of payment to Senior Indebtedness or Senior Indebtedness of such Guarantor, as the case may be, as set forth in the Indenture.

      Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

(1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits,

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

(3) make any Investment in the Company or any other Restricted Subsidiary or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

      However, this covenant will not prohibit any encumbrance or restriction (1) pursuant to an agreement in effect on the date of the Indenture; (2) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary; (3) pursuant to any agreement of a Guarantor governing any Indebtedness permitted by clause (1) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of, or used to finance, such Indebtedness; (4) contained in any Acquired Indebtedness or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries so long as such encumbrance or restriction was not entered into in contemplation of the acquisition, merger or consolidation transaction; (5) under any agreement related to a Non-Recourse Real Estate Subsidiary which is only related to the assets held by such Non-Recourse Real Estate Subsidiary; and (6) under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (5), or in this clause (6), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

      Limitation on Unrestricted Subsidiaries. The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s board of directors;

(c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation);

(d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

      In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “— Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

      The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

(a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or

(b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary. For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

      The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “— Limitation on Indebtedness.”

      All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

      Provision of Financial Statements. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Date”) by which the Company would have been required so to file such documents if the Company were so subject.

      The Company will also in any event (a) within 15 days of each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost.

      If any Guarantor’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor’s financial statements in any filing or delivery pursuant to the Indenture.

      The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

      Additional Covenants. The Indenture also contains covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; (6) maintenance of properties; and (7) maintenance of insurance.

Consolidation, Merger, Sale of Assets

      The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto

(1) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “— Certain Covenants — Limitation on Indebtedness”;

(4) at the time of the transaction each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(5) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

      Each Guarantor, if any, will not, and the Company will not permit any Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other

Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto

(1) either (a) the Guarantor will be the continuing entity in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (c) under the provisions of “Certain Covenants — Limitation on Issuances of Guarantees of and Pledges for Indebtedness.”

      Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company in another state of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby and provided that the successor Person assumes all the obligations of the Company under the Registration Rights Agreement, the Indenture and the Notes or its Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee.

      In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first two paragraphs of this Section in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the Consolidated assets (as of the last balance sheet date available to the Company) of the Company or the Consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)) from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement.

Events of Default

      An Event of Default will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture);

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) (whether or not prohibited by the subordination provisions of the Indenture);

(3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in “— Consolidation, Merger, Sale of Assets;” (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of “— Certain Covenants —Limitation on Sale of Assets”; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “Purchase of Notes Upon a Change of Control;”

(4) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(5) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(6) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $5.0 million, either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and the Company is not making payments or complying with its obligations entered into in connection with such judgment, order or decree;

(7) any holder or holders of at least $5.0 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(8) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Restricted Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(9) (a) the Company, any Guarantor or any Restricted Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b) the Company, any Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c) the Company, any Guarantor or any Restricted Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d) the Company, any Guarantor or any Restricted Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Restricted Subsidiary or of any substantial part of their respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due or

(e) the Company, any Guarantor or any Restricted Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (9).

      If an Event of Default (other than as specified in clauses (8) and (9) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

      After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

      The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes effected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

      No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

      The Company is required to notify the Trustee within five business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

      The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Defeasance or Covenant Defeasance of Indenture

      The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for

(1) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due,

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee and

(4) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after December 1, 2006 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(b) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) or (9) under the first paragraph under “— Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor;

(f) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(g) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(j) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(k) the Company will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

(a) either

(1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

(2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

(d) the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Modifications and Amendments

      Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with “Purchase of Notes Upon a Change of Control,” including amending, changing or modifying any definitions related thereto;

(3) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(5) except as otherwise permitted under “— Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

(6) amend or modify any of the provisions of the Indenture relating to the subordination of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.

      Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture:

(1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with “— Consolidation, Merger, Sale of Assets;”

(2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

(4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to add a Guarantor under the Indenture;

(6) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

(7) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

      The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Further Issues

      We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes in the aggregate principal amount of $100.0 million ranking equally with the Notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as to the Notes.

Governing Law

      The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

      “Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

      “Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 5% or more of any class or series of such specified Person’s (or any of such Person’s direct or indirect parent’s) Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (3) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

      “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

      For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(A) that is governed by the provisions described under “Consolidation, Merger, Sale of Assets,”

(B) that is by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Restricted Subsidiary in accordance with the terms of the Indenture,

(C) that would be within the definition of a “Restricted Payment” under the “Limitation on Restricted Payments” covenant and would be permitted to be made as a Restricted Payment (and shall be deemed a Restricted Payment) under such covenant,

(D) that is of obsolete equipment in the ordinary course of business, or

(E) the Fair Market Value of which in the aggregate does not exceed $1 million in any transaction or series of related transactions.

      “Asset Swap” means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, in the ordinary course of business, for property, business or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of the Company on the date of the Indenture or in a Permitted Business, or a combination of any property, business or assets or Capital Stock of such a Person and cash or Cash Equivalents.

      “Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

      “Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

      “Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

      “Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

      “Cash Equivalents” means

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”),

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s,

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

(5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

      “Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock entitled to exercise more than 35% of the total voting power of all outstanding Voting Stock of the Company, provided that the Permitted Holders “beneficially own” (as so defined) Voting Stock entitled to exercise less than 50% of the total voting power of all outstanding Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;

(3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under “— Certain Covenants — Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “— Certain Covenants — Limitation on Restricted Payments”) and

(B) immediately after such transaction, no “person” or “group,” other than Permitted Holders, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act,

except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock entitled to exercise more than 35% of the total voting power of all outstanding Voting Stock of the surviving corporation; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “— Consolidation, Merger, Sale of Assets.”

      For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

      “Class A Common Stock” means the Company’s Class A Common Stock, $0.05 par value per share.

      “Class B Common Stock” means the Company’s Class B Common Stock, $0.05 par value per share.

      “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

      “Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

      “Common Stock” means the Company’s Class A Common Stock and Class B Common Stock.

      “Company” means Ingles Markets, Incorporated, a corporation incorporated under the laws of North Carolina, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

      “Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

(a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense, Consolidated Non-cash Charges and one-third of Consolidated Rental Expense for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all noncash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to noncash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) the sum of Consolidated Interest Expense for such period, one-third of Consolidated Rental Expense and cash and noncash dividends paid on any Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision) to

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that

(1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and

(2) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

      “Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

      “Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of

(a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1) amortization of debt discount,

(2) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

(5) accrued interest, plus

(b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

(2) all capitalized interest of such Person and its Restricted Subsidiaries plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such Person or its Restricted Subsidiaries.

      “Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(3) net income (or loss) of any Person combined with such Person or any of its Restricted Subsidiaries on a “pooling of interests” basis attributable to any period prior to the date of combination,

(4) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(5) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of business,

(6) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(7) any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture, or

(8) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person.

      “Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

      “Consolidated Rental Expense” of any Person means, for any period, all payments made or required to be made by the Company or any of its Restricted Subsidiaries, as lessee or sublessee under any operating lease of real or personal property as rental payments and contingent rentals under operating leases, in each case, as calculated in accordance with GAAP in the manner set forth in the footnotes to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

      “Consolidated Tangible Assets” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) the consolidated assets of the Person and its Restricted Subsidiaries minus (b) all Intangible Assets of the Person and its Restricted Subsidiaries at that time.

      “Consolidated Tangible Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount computed equal to (a) the consolidated stockholders’ equity of the Person and its Restricted Subsidiaries, minus, (b) all Intangible Assets of the Person and its Restricted Subsidiaries, in each case as of such time.

      “Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

      “Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

      “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

      “Designated Noncash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated pursuant to an officer’s certificate, setting forth the basis of the valuation. The aggregate fair market value of the Designated Noncash Consideration held by the Company or any Restricted Subsidiary at any given time, taken together with the fair market value at the time of receipt of all other Designated Noncash Consideration received and still held by the Company or any Restricted Subsidiary at such time, may not exceed the greater of (x) $20 million in aggregate or (y) 2% of the Company’s Consolidated Tangible Assets, at the time of the receipt of the Designated Noncash Consideration (with the fair market value being measured at the time received and without giving effect to subsequent changes in value).

      “Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

      “Exchange Act” means the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

      “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

      “Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

      “Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

      “Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

      “Guarantor” means any Subsidiary which becomes a guarantor of the Notes after the date of the Indenture by executing a guarantee of the Notes pursuant to the “Limitation on Liens” covenant or the “Limitation on Issuance of Guarantees of and Pledges for Indebtedness” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

      “Indebtedness” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

(5) all Capital Lease Obligations of such Person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(7) all Guaranteed Debt of such Person,

(8) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(9) Preferred Stock of any Restricted Subsidiary of the Company or any Guarantor and

(10) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

      “Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

      “Intangible Assets” means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

      “Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

      “Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

      “Issue Date” means the original issue date of the Notes under the Indenture.

      “Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

      “Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

      “Net Cash Proceeds” means

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “— Certain Covenants — Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

      “Non-Recourse Real Estate Subsidiary” means a Restricted Subsidiary of the Company designated as a Non-Recourse Real Estate Subsidiary and substantially all of whose assets consist of real property, buildings, additions and accessions thereto and related assets; provided that (x) the Company may not designate a Restricted Subsidiary as a Non-Recourse Real Estate Subsidiary if a Default shall have occurred and be continuing at the time of or after giving effect to such designation, (y) the Company and the Restricted Subsidiary may not be directly or indirectly obligated to make additional Investments in the Non-Recourse Real Estate Subsidiary after its initial financing transaction and (z) neither the Company nor any Restricted Subsidiary which is not a Non-Recourse Real Estate Subsidiary is directly or indirectly liable as to any Indebtedness of such Non-Recourse Real Estate Subsidiary (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and which, upon the occurrence of a default with respect to such Indebtedness of such Non-Recourse Real Estate Subsidiary, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary other than a Non-Recourse Real Estate Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary other than a Non-Recourse Real Estate Subsidiary or cause the payment of Indebtedness of the Company or any Restricted Subsidiary other than any Non-Recourse Real Estate Subsidiary to be accelerated or payable prior to its Stated Maturity; provided further that notwithstanding the foregoing any Non-Recourse Real Estate Subsidiary may guarantee the Notes. On the date of the Indenture, Shopping Center Financing, LLC and Shopping Center Financing II, LLC are Non-Recourse Real Estate Subsidiaries.

      “Pari Passu Indebtedness” means (a) any Indebtedness of the Company that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

      “Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and business reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof.

      “Permitted Holders” means (i) Robert P. Ingle, (ii) the spouse, issue, issues’ spouses or grandchildren or other members of the immediate family of Robert P. Ingle or such other person; (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company; or (v) the Ingles Markets, Incorporated Investment/ Profit Sharing Plan and Trust.

      “Permitted Investment” means

(1) Investments in any Restricted Subsidiary (other than Non-Recourse Real Estate Subsidiaries) or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

(2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (5), (6), (7) and (8) of the definition of “Permitted Indebtedness;”

(3) Investments in any of the Notes;

(4) Cash Equivalents;

(5) Investments in Non-Recourse Real Estate Subsidiaries at any one time outstanding in an aggregate amount not to exceed $20 million, plus the Fair Market Value of the assets in Non-Recourse Real Estate Subsidiaries on the date of the Indenture plus any Real Estate Subsidiary Financing Proceeds which are either used to permanently repay Senior Indebtedness or invested in properties or assets of the Company or any Restricted Subsidiary used in their existing business within 180 days after receipt of such cash.

(6) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under “— Certain Covenants — Limitation on Sale of Assets” to the extent such Investments are non-cash proceeds as permitted under such covenant; and

(7) Investments in existence on the date of the Indenture; and

(8) In addition to Investments pursuant to clauses (1) through (7) above, Investments in the aggregate not to exceed the greater of (a) $25.0 million or (b) 2.5% of Consolidated Tangible Assets, at any one time outstanding.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company’s Board of Directors) at the time of Investment.

      “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

      “Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

      “Public Equity Offering” means an underwritten public offering of common stock (other than Redeemable Capital Stock) of the Company with gross proceeds to the Company of at least $25 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

      “Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or any Restricted Subsidiary and any additions and accessions thereto, which are purchased by the Company at any time after the Notes are issued; provided that

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into (a) within 180 days after the purchase or substantial completion of the construction of such assets or (b) at any time with respect to refinancings of Purchase Money Obligations, and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, and

(2) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

      “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

      “Real Estate Subsidiary Financing Proceeds” means any cash permanently received by the Company or any Restricted Subsidiary (other than a Non-Recourse Real Estate Subsidiary) in connection with an Investment in a Non-Recourse Real Estate Subsidiary and the transactions contemplated thereby.

      “Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

      “Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “Certain Covenants — Limitation on Unrestricted Subsidiaries.”

      “Securities Act” means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

      “Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

      “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

      “Subsidiary” of a Person means

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

      “Trust Indenture Act” means the Trust Indenture Act of 1939, or any successor statute.

      “Unrestricted Subsidiary” means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “Certain Covenants — Limitation on Unrestricted Subsidiaries.”

      “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and

(2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

      “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power in the aggregate under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

      “Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

Book-Entry Delivery and Form

      Except as set forth below, the Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. Notes will not be issued in bearer form.

      The Notes initially will be issued in registered, global form without interest coupons (the “Global Notes”) filed in book-entry form. The Notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, the DTC, and the DTC or its nominee will initially be the sole registered holder of the Notes for all purposes under the indenture. Unless it is exchanged in whole or in part for debt securities in definitive form as described below, a global security may not be transferred. However, transfers of the whole security between the DTC and its nominee or their respective successors are permitted.

      Upon the issuance of a global security, the DTC or its nominee will credit on its internal system the principal amount at maturity of the individual beneficial interest represented by the global security acquired by the persons in sale of the original notes. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the DTC or persons that hold interests through participants. Ownership of beneficial interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by the DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Principal and interest payments on global securities registered in the name of the DTC’s nominee will be made in immediate available funds to the DTC’s nominee as the registered owner of the global securities. The Company and the trustee will treat the DTC’s nominee as the owner of the global securities for all other purposes as well. Accordingly, the Company, the trustee, any paying agent and the initial purchasers will have no direct responsibility or liability for any aspect of the records relating to payments made on account of beneficial interests in the global securities or for maintaining, supervising or reviewing any records relating to these beneficial interests. It is the DTC’s current practice, upon receipt of any payment of principal or interest, to credit direct participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of the DTC, the Company, the trustee or the initial purchasers.

      So long as the DTC or its nominee is the registered owner or holder of the global security, the DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for the purposes of:

(1) receiving payment on the Notes;

(2) receiving notices; and

(3) for all other purposes under the indenture and the Notes.

      Beneficial interests on the Notes will be evidenced only by, and transfers of the Notes will be effected only through, records maintained by the DTC and its participants.

      Except as described above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of the global security for any purposes under the indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the DTC. And, if that person is not a participant, the person must rely on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in a global security desires to take any action under the indenture, the DTC would authorize the participants holding the relevant beneficial interest to take that action. The participants then would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

      The DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account the DTC interests in the global security are credited. Further, the DTC will take action only as to the portion of the aggregate principal amount at maturity of the Notes as to which the participant or participants has or have given the direction. Although the DTC has agreed to the procedures described above in order to facilitate transfers of interests in global securities among participants of the DTC, it is under no obligation to perform these procedures, and the procedures may be discontinued at any time. None of the Company, the trustee, any agent of the issuers or the initial purchasers will have any responsibility for the performance by the DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Exchange of Book-Entry Notes for Certificated Notes. A beneficial interest in the Global Note may not be exchanged for a Note in certificated form unless

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor Depositary within 90 days,

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form or

(3) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Notes.

      In all cases, certificated Notes delivered in exchange for the Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Any certificated Note issued in exchange for an interest in the Global Note will bear the legend restricting transfers that is borne by the Global Note. Any such exchange will be effected through the DTC Deposit/ Withdraw at Custodian (“DWAC”) system and an appropriate adjustment will be made in the records of the Security Registrar to reflect a decrease in the principal amount of the Global Note.

      Certain Book-Entry Procedures for the Global Note. The descriptions of the operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

      DTC has advised the Company that it is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

      DTC has advised the Company that its current practice, upon the issuance of the Global Notes, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interest in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interest of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

      As long as DTC, or its nominee, is the registered Holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described above under “— Exchanges of Book-Entry Notes for Certificated Notes,” owners of beneficial interests in Global Note will not be entitled to have any portions of such Global Note registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes.

      Investors may hold their interests in the Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in the Global Note will be subject to the procedures and requirements of DTC.

      The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in the Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

      Payments of the principal, of, premium, if any, and interest on the Global Note will be made to DTC or its nominee as the registered owner thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a Global Note representing any Notes held by it or its nominee, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants. None of the Company or the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      Interests in the Global Note will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

      DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose accounts with DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its participants.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfer of beneficial ownership interests in the Global Notes among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial ownership interests in the Global Note.

MATERIAL UNITED STATES FEDERAL INCOME

TAX CONSIDERATIONS

General

      The following is a general discussion of the material U.S. federal income and estate tax consequences of

(1) the exchange offer relevant to United States Holders and

(2) the ownership and disposition of the notes by United States Holders and, in certain circumstances, Non-United States Holders, who acquired the notes from the Placements Agents at their original offering price.

      Except where noted, the summary deals only with notes held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes as part of a hedging or conversion transaction or straddle, or a constructive sale, or persons who have ceased to be United States citizens or to be taxed as resident aliens. Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

      As used herein, a “United States Holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and (iv) a trust if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, (v) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and (vi) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income. A “Non-United States Holder” is a beneficial owner of a note who is not a United States Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding outstanding notes, we suggest that you consult your tax advisor.

      Special rules may apply to certain Non-United States Holders, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them or to their shareholders.

      Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

The Exchange Offer

      Pursuant to the exchange offer, holders are entitled to exchange the original notes for new notes that will be substantially identical in all material respects to the original notes, except that the new notes will be registered with the Securities and Exchange Commission and therefore will not be subject to transfer restrictions. We believe that the exchange pursuant to the exchange offer as described above will not result in a taxable event. Accordingly,

(1) no gain or loss will be realized by a United States Holder upon receipt of a new note,

(2) the holding period of the new note will include the holding period of the original note exchanged therefor, and

(3) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the original note exchanged at the time of the exchange.

U.S. Federal Income Taxation of United Stated Holders

      Payments of Interest on Notes. Interest on the notes will be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder’s regular method of accounting for tax purposes.

      Sale, Exchange, Redemption or Retirement of the Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a United States Holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder’s adjusted tax basis in such note. Amounts attributable to accrued but unpaid interest on the notes will be treated as ordinary interest income. A United States Holder’s adjusted tax basis in a note will equal the purchase price paid by the holder for the note.

      Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss and will be long term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition, the note has been held by the United States Holder for more than 12 months. The maximum rate of tax on long-term capital gains with respect to notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

      Information Reporting and Backup Withholding. Backup withholding and information reporting requirements may apply to certain payments of interest on a note and to the proceeds of the sale, redemption or other disposition of a note. We, our agent, a broker, the trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a backup withholding tax if a United States Holder (other than an exempt recipient such as a corporation) fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to withholding or otherwise comply with the applicable backup withholding rules Pursuant to legislation enacted in 2001, the backup withholding rate is 30.5% until December 31, 2001; 30% for calendar years 2002 and 2003; 29% for calendar years 2004 and 2005 and 28% for calendar years 2006 through 2010. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise. A United States Holder will generally be eligible for an exemption from backup withholding by providing a properly completed Internal Revenue Service Form W-9 to the applicable payor.

U.S. Federal Income Taxation of Non-United States Holders

      U.S. Federal Withholding Tax. The payment to a Non-United States Holder of interest on a note generally will not be subject to U.S. federal withholding tax pursuant to the “portfolio interest exception,” provided that (1) the Non-United States Holder does not directly, indirectly or constructively own 10% or more of the total combined voting power of all of our classes of stock, (2) the Non-United States Holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code, (3) the Non-United States Holder is not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code and (4) either (A) the beneficial owner of the note certifies to us or our paying agent, under penalties of perjury, that it is not a United States Holder and provides its name and address on an Internal Revenue Service Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the notes on behalf of such

Non-United States Holder in the ordinary course of its trade or business certifies to us or our paying agent, under penalties of perjury, that such a Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Alternative methods may be applicable for satisfying the certification requirement described in (2) above. These methods will generally require, in the case of notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners in addition to the foreign partnership, and that the partnership provide certain additional information. A look through rule would apply in the case of tiered partnerships.

      If a Non-United States Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-United States Holder will be subject to a 30% withholding tax, unless the beneficial owner of the note provides us or our paying agent with a properly executed (1) Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable income tax treaty or (2) Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States. In addition, the Non-United States Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Prospective investors should consult their tax advisors regarding the effect, if any, of the withholding regulations.

      U.S. Federal Income Tax. Except for the possible application of U.S. federal withholding tax discussed above, or backup withholding tax discussed below, a Non-United States Holder generally will not be subject to U.S. federal income tax on payments of interest and principal on the notes, or on any gain realized upon the sale, exchange, redemption or retirement of a note, provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States (and, if required by an applicable income tax treaty as a condition for subjecting the Non-United States Holder to U.S. taxation on a net income basis, the gain is not attributable to a permanent establishment maintained in the United States) and (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

      If a Non-United States Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, such Non-United States Holder will be subject to U.S. federal income tax on the such interest, in the same manner as if it were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (which may include both any interest on a note and any gain on a disposition of a note), subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

      U.S. Federal Estate Tax. Subject to applicable estate tax treaty provisions, notes held by an individual Non-United States Holder at the time of his or her death will generally not be subject to U.S. federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above, and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by a nonresident decedent.

      Information Reporting and Backup Withholding. We must report annually to the Internal Revenue Service and to each Non-United States Holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities of the country in which the Non-United States Holder resides.

      Non-United States Holders may be subject to backup withholding and additional information reporting requirements. However, backup withholding and additional information reporting requirements do not generally apply to payments of portfolio interest made by us or a paying agent to Non-United States

Holders if the certification described above under “U.S. Federal Withholding Tax” is received. If the foreign office of a foreign “broker,” as defined in the applicable Treasury regulations, pays the proceeds of a sale, redemption or other disposition of a note to the seller thereof outside the United States, backup withholding and additional information reporting requirements will generally not apply. However, additional information reporting requirements, but not backup withholding, will generally apply to a payment by a foreign office of a broker that is a United States person or a “U.S. related person,” unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met or the holder otherwise establishes an exemption. For this purpose, a “U.S. related person” is (1) a foreign person that derives 50% or more of its gross income from all sources in specified periods from activities that are effectively connected with the conduct of a trade or business in the United States, (2) a “controlled foreign corporation” (a foreign corporation controlled by certain U.S. shareholders), or (3) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in the regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a trade or business in the United States. Payment by a U.S. office of any U.S. or foreign broker is generally subject to both backup withholding and additional information reporting unless the holder certifies under penalties of perjury that it is a Non-United States Holder or otherwise establishes an exemption.

      Pursuant to legislation enacted in 2001, the backup withholding rate is 30.5% until December 31, 2001; 30% for calendar years 2002 and 2003; 29% for calendar years 2004 and 2005 and 28% for calendar years 2006 through 2010. This legislation is scheduled to expire and the backup withholding rate will be 31% for amounts paid after December 31, 2010 unless Congress enacts legislation providing otherwise.

      Any amounts withheld under the backup withholding rules from a payment to a holder of the notes will be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

      Non-United States Holders should consult their tax advisers concerning the possible application of the Treasury regulations to any payments made on or with respect to the notes.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives registered notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus to satisfy such delivery requirements.

      We will not receive any proceeds from any sale of the registered notes by broker-dealers. Registered notes received by any broker-dealer for its own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered noted or accommodation of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such registered notes. Any broker-dealer that resells registered notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      We have agreed, with exceptions, not to sell or transfer any debt securities other than the notes being offered in exchange for the original notes until June 9, 2002, without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated. Specifically, we have agreed not to directly or indirectly

•	offer, pledge, sell or contract to sell any debt securities,

•	sell any option or contract to purchase any debt securities,

•	purchase any option or contract to sell any debt securities,

•	grant any option, right or warrant for the sale of any debt securities,

•	file a registration statement for any debt securities other than the notes, or

•	lend, otherwise dispose of or transfer any debt securities.

This agreement applies to debt securities and to any securities convertible to or exercisable or exchangeable for debt securities but does not include any debt incurred under our credit facilities.

      We have been advised by the initial purchasers of the outstanding notes that, following completion of the exchange offer, they intend to make a market in the registered notes to be issued in the exchange offer; however, they are under no obligation to do so and any market activities with respect to the registered notes may be discontinued at any time without any notice.

LEGAL MATTERS

      The legality of the notes offered in this prospectus and other matters will be passed upon for us by Kilpatrick Stockton LLP, Winston-Salem, North Carolina, North Carolina counsel to Ingles, and by Paul Hastings, Janofsky & Walker LLP, Atlanta, Georgia counsel to Ingles. The tax matters addressed in this prospectus will also be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, Atlanta, Georgia.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended September 29, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      The Company’s By-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the Company), the Company shall indemnify such person by reason of the fact that he is or was a director or an officer, and may indemnify such person by reason of the fact that he is or was an employee or agent of the Company or is or was serving at its request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, in either case against any liability or litigation expenses (including reasonable attorney’s fees) incurred by such person in connection with such action, suit or proceeding to the extent and upon the terms and conditions provided by law (excluding any such expenses that any such person may incur that were at the time taken known or believed by them to be clearly in conflict with the best interests of the Company or, with respect to any criminal action or proceeding, unlawful). In addition, the Company’s Articles of Incorporation provide, subject to the requirements set forth therein, that no director shall have personal liability arising out of an action, whether by or in right of the Company or otherwise, for monetary damages for breach of his duties as a director; provided, however, that such limitation on liability shall not affect a director’s liability for (i) acts or omissions not made in good faith that were at the time taken known or believed by him to be in conflict with the best interests of the Company, (ii) unlawful distributions, (iii) transactions from which he derived an improper personal benefit or (iv) acts or omissions occurring prior to the effectiveness of such Articles of Incorporation (i.e. August 10, 1988).

Item 21.	Exhibits and Financial Statement Schedules

      The Exhibits filed as a part of this Registration Statement are as follows:

Exhibit
Number		Document Name

4.1	—	Indenture dated as of December 11, 2001 between the registrant, as issuer, and U.S. Bank N.A., as Trustee, with respect to the registrant’s 8 7/8% Senior Subordinated Notes due 2011 (incorporated by reference herein to Exhibit 4.3 to registrant’s Annual Report on Form 10-K filed on December 20, 2001)
4.2	—	Form of registrant’s 8 7/8% Senior Subordinated Notes due 2011 (incorporated by reference herein to Exhibit 4.4 to registrant’s Annual Report on Form 10-K filed on December 20, 2001)
5.1	—	Opinion of Paul, Hastings, Janofsky & Walker LLP
5.2	—	Opinion of Kilpatrick Stockton LLP
8.1	—	Opinion of Paul, Hastings, Janofsky & Walker LLP
12.1	—	Statement re Computation of Earnings to Fixed Charges*
23.1	—	Consent of Ernst & Young LLP*
23.2	—	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibits 5.1 and 8.1)
23.3	—	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.2)
24	—	Power of Attorney (contained on signature page of Registration Statement)
25	—	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939
99.1	—	Form of Letter of Transmittal
99.2	—	Form of Notice of Guaranteed Delivery
99.3	—	Form of Letter from the registrant to Registered Holders and Depository Trust Company Participants
99.4	—	Form of Letter to Clients

*	Refiled by this amendment. All other exhibits have been previously filed.

Item 22.     Undertakings

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina on February 28, 2002.

INGLES MARKETS, INCORPORATED

By:	/s/ ROBERT P. INGLE

Robert P. Ingle
Chairman of the Board and
Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT P. INGLE Robert P. Ingle	Chairman of the Board, Chief Executive Officer and Director	February 28, 2002

* VAUGHN C. FISHER Vaughn C. Fisher	President, Chief Operating Officer and Director

/s/ BRENDA S. TUDOR Brenda S. Tudor	Vice President — Finance, Chief Financial Officer and Director	February 28, 2002

* JOHN O. POLLARD John O. Pollard	Director

* CHARLES E. RUSSELL Charles E. Russell	Director

* LAURA INGLE SHARP Laura Ingle Sharp	Director

* J. ALTON WINGATE J. Alton Wingate	Director

Signature		Title	Date

* ANTHONY S. FEDERICO Anthony S. Federico		Vice President — Non-Foods and Director

* ROBERT P. INGLE, II Robert P. Ingle, II		Vice President — Operations and Director

* FLORENCE S. DIMENNA Florence S. Dimenna		Secretary and Controller

*By:	/s/ BRENDA S. TUDOR Brenda S. Tudor Attorney-in-fact		February 28, 2002

EXHIBIT INDEX

Exhibit
Number	Document Name

4.1	Indenture dated as of December 11, 2001 between the registrant, as issuer, and U.S. Bank N.A., as Trustee, with respect to the registrant’s 8 7/8% Senior Subordinated Notes due 2011 (incorporated by reference herein to Exhibit 4.3 to registrant’s Annual Report on Form 10-K filed on December 20, 2001)
4.2	Form of registrant’s 8 7/8% Senior Subordinated Notes due 2011 (incorporated by reference herein to Exhibit 4.4 to registrant’s Annual Report on Form 10-K filed on December 20, 2001)
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
5.2	Opinion of Kilpatrick Stockton LLP
8.1	Opinion of Paul, Hastings, Janofsky & Walker LLP
12.1	Statement re: Computation of Earnings to Fixed Charges*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibits 5.1 and 8.1)
23.3	Consent of Kilpatrick Stockton LLP (included in Exhibit 5.2)
24	Power of Attorney (contained on signature page of Registration Statement)
25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter from the registrant to Registered Holders and Depository Trust Company Participants
99.4	Form of Letter to Clients

*	Refiled by this amendment. All other exhibits have been previously filed.